Exhibit 10.1

CONFIDENTIAL

FOR DISCUSSION PURPOSES ONLY

EXECUTION VERSION

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Research Collaboration and License Agreement

This Research Collaboration and License Agreement (“Agreement”) is made and entered into effective as of May 8, 2023 (the “Effective Date”), by and between TScan Therapeutics, Inc., a Delaware corporation, having its offices at 830 Winter Street, Waltham, Massachusetts 02451 (“TScan”), and Amgen Inc., a Delaware corporation, having its offices at One Amgen Center Drive, Thousand Oaks, California 91320 (“Amgen”). Unless otherwise expressly stated otherwise in the Agreement, Amgen may perform any of its responsibilities and exercise any of its rights hereunder through any of its Affiliates. TScan and Amgen each may be referred to herein individually as a “Party”, or collectively as the “Parties.”

Recitals

Whereas, TScan is a biotechnology company and has licensed and further developed a technology to perform a genome-wide screening platform to identify antigens recognized by T-cells, as further described on Exhibit 1 (the “TScan Platform”), and owns or controls certain intellectually property rights in respect of such technology;

Whereas, Amgen is a biopharmaceutical company that is engaged in, among other things, the research, development, manufacture and commercialization of pharmaceutical products;

Whereas, TScan and Amgen desire to enter into a research and development collaboration (the “Collaboration”) to use the TScan Platform to collect and process tissue samples from patients with Crohn’s disease and identify dominant immunogenic targets of regulatory versus effector CD4+ T-cells; and

Whereas, TScan desires to grant Amgen exclusive, worldwide, sublicensable licenses to develop and commercialize the product candidates created and developed during the collaboration, and Amgen desires to obtain such licenses.

Now, Therefore, in consideration of the premises and the mutual covenants and agreements herein contained, the Parties agree as follows:

1.
Definitions

When used in this Agreement, capitalized terms will have the meanings as defined below and throughout the Agreement.

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i

1.1
“Affiliate” means a legal entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party. For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a legal entity.
1.2
“Amgen Independently Identified Antigen” means an Antigen identified by Amgen, its Affiliates, or its or their licensees, as an immunogenic T-cell target for an IBD therapy or as a target for any non-IBD therapy through research and/or development activities that Amgen can demonstrate through (1) documents available in the public domain or (2) Amgen records, were conducted both: (a) outside of the Collaboration Agreement; and (b) without the use of (i) Collaboration Know-How consisting of Confidential Information, (ii) TScan’s Background Platform IP and (iii) TScan’s Confidential Information.
1.3
“Amgen IP” means (a) Amgen Patents and (b) Amgen Know-How.
1.4
“Amgen Know-How” means, all Know-How that (a) (1) is Controlled by Amgen as of the Effective Date or (2) comes under the Control of Amgen during the Program Term (other than pursuant to a license or similar grant of rights from TScan) and is not generated in the performance of the activities contemplated under this Agreement or through the use of or reference to any TScan Background Platform IP or TScan Confidential Information and (b) is necessary or useful for TScan or its Affiliates or its subcontractors (engaged in accordance with Section 3.6) to conduct TScan’s Program Research under the Research Work Plan. All Amgen Know-How shall be deemed Amgen’s Confidential Information.
1.5
“Amgen Patents” means any Patents that (a) (1) are Controlled by Amgen as of the Effective Date or (2) come under the Control of Amgen during the Program Term (other than pursuant to a license or similar grant of rights from TScan) and do not claim inventions that are first conceived of (A) in the performance of the activities contemplated under this Agreement or (B) through the use of or reference to any TScan Background Platform IP or TScan Confidential Information, and (b) are necessary or useful for TScan or its Affiliates or its subcontractors (engaged in accordance with Section 3.6) to conduct TScan’s Program Research under the Research Work Plan.
1.6
“Antigen” means a full-length protein, or a specific sequence derived thereof, that is recognized by the human immune system, presented by human immune cells, or elicits an immune response in humans.
1.7
“Applicable Allele” means the human leukocyte antigen (“HLA”) allele designated by Amgen pursuant to Section 3.2 or Section 3.3.1 (in each case unless and until such HLA allele is substituted with a different HLA allele pursuant to Section 3.3.4).

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1.8
“Applicable Law” means, individually and collectively, any and all laws, ordinances, rules, directives, administrative circulars, regulations, and guidelines of any kind whatsoever of any Governmental Authority within the applicable jurisdiction.
1.9
“ASP” means for any calendar quarter and for a given product, the “average sales price” of such product as defined in 42 U.S.C. § 1395w-3a(c) and 42 C.F.R. § 414.804, that is submitted by Amgen to the Centers for Medicare and Medicaid Services for such calendar quarter to be used by the U.S. federal government as the basis for claims reimbursement for Product.
1.10
“BWH License Agreement” means the Amended and Restated Exclusive Patent License Agreement, dated April 20, 2021, between TScan and Brigham and Women’s Hospital, Inc.
1.11
“Change of Control” means, with respect to a Party, (a) an acquisition of a Party by a Third Party, by means of any transaction or a series of related transactions (including any merger, consolidation, reorganization, and business combination, but excluding any transaction effected for the sole purpose of an internal reorganization of such Party and its Affiliates), (b) a sale, transfer, lease or other conveyance to any Third Party, in one (1) or more related transactions, properties or assets representing all or substantially all of such Party’s assets to which this Agreement relates or (c) as a result of one or more related transactions, any Third Party (i) effects a change of the ownership of more than fifty percent (50%) of the outstanding voting equity interests of such Party, (ii) acquires the power, directly or indirectly, to elect a majority of the members of the Party’s board of directors, or similar governing body, or (iii) otherwise has the ability to direct or cause the direction of the management or operation of the Party; provided, however, that notwithstanding the foregoing clause (c), the issuance of equity for financing purposes that does not result in a non-financial investor becoming the owner of more than fifty percent (50%) of the outstanding voting equity interests of a Party shall not be deemed a Change of Control under clause (c).
1.12
“Change of Control Group” means, with respect to a Party, the person or entity, or group of persons or entities, that is the acquirer of, or a successor to, a Party in connection with a Change of Control, together with Affiliates of such persons or entities that are not Affiliates of such Party immediately prior to the completion of such Change of Control of such Party. For the avoidance of doubt, the acquired Party (and its pre-Change of Control Affiliates) shall not be considered a member of the Change of Control Group.
1.13
“Clinical Trial” means, a research study in which a drug is administered or dispensed to, or used involving, human subjects, as described in 21 C.F.R. 312.3(b).
1.14
“Collaboration Data” means all data generated in the conduct of the activities contemplated by this Agreement, including the Collaboration and the Program Research, including single cell ribonucleic acid sequence data and relevant patient information derived from the Collaboration Samples.
1.15
“Collaboration IP” means Collaboration Know-How and Collaboration Patents.
1.16
“Collaboration Know-How” means any and all Know-How that is generated by or on behalf of a Party or its Affiliates, whether alone or jointly with the other Party or its Affiliates,

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in the conduct of the activities contemplated by this Agreement, including the Collaboration and the Program Research, whether or not patented or patentable, but excluding TScan Platform Improvements.
1.17
“Collaboration Patents” means any Patents that Cover Collaboration Know-How, but excluding Patents issued from patent applications filed prior to the Effective Date.
1.18
“Collaboration Sample” means any patient-derived materials such as biopsies and blood samples collected from patients and processed patient samples such as ribonucleic acid isolates for inclusion in the Program Research.
1.19
“Collaboration Third Party License Payments” means all payments (including upfront, milestone and royalty payments) to any Third Party in respect of any Collaboration Third Party License Agreement directly attributable to Amgen’s exercise of its sublicense thereunder or to the Exploitation of a Product by or on behalf of Amgen under this Agreement.
1.20
“Commencement of a Development Program” means the date on which Amgen commences the first screen to test candidate molecules with the Identified Targets.
1.21
“Commercial Sale” means the sale to a Third Party (excluding a Sublicensee) of a Product resulting in Net Sales, for end use or consumption of such Product, in a given country after granting of Regulatory Approval for the Product by the Regulatory Authorities of that country. Sales or transfers a Product for research or development, including proof of concept studies or other Clinical Trial purposes, or for compassionate or similar use, shall not be considered a Commercial Sale.
1.22
“Commercially Reasonable Efforts” means, with respect to a Party (directly or through Affiliates, Sublicensees, or contractors), performing activities under this Agreement, those reasonable, diligent and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances, consistent with the exercise of prudent scientific and business judgment, but no less than the efforts and resources that a company within the pharmaceutical or, with respect to TScan, biotechnology, industry would reasonably devote to a product of similar market potential or profit potential resulting from its own research efforts, based on conditions then prevailing, including risk profile, market potential, profit potential or strategic value at a similar stage of development or commercialization in its product lifecycle, taking into account all other reasonably relevant factors, including technical matters, regulatory factors (including safety and efficacy), time and cost to develop and commercialize, promotional sensitivity, proprietary position and strategic value (including the extent of expected and actual patent coverage and regulatory exclusivity), the competitive environment, pricing and reimbursement status, revenue prospects, intellectual property risks, and potential Third Party liability and litigation risks, likely timing of market entry and the likelihood of receiving Regulatory Approval, as well as other relevant scientific, technical, medical and commercial factors, in each case, based on existing and reasonably anticipated future conditions, and determined on a market-by-market basis for a particular Product, it being understood that Commercially Reasonable Efforts may vary country-by-country and that the level of efforts may change over time. Commercially Reasonable Efforts requires, with respect to a Party’s research activities under the Research Work Plan, that a Party reasonably and in good faith: (a) set and seek

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to achieve specific and meaningful objectives and timelines for carrying out such research activities, and (b) make and implement decisions and allocate resources designed to advance progress with respect to such objectives and timelines, all taking into account the factors referred to above.
1.23
“Controlled” or “Controls” means, with respect to any Know-How, Patent, or other Intellectual Property Right, possession of the right (whether directly or indirectly, and whether by ownership, license or otherwise) to assign, or grant a license, sublicense or other right to or under, such Know-How, Patent or right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party, except for that which TScan or its Affiliates in-licenses pursuant to an TScan Non-Platform License Agreement entered into after the Effective Date which is not a Collaboration Third Party License Agreement, unless and until Amgen elects to take a sublicense and agrees to make associated payments pursuant to Section 6.6, whereupon the applicable Patent or Know-How or other Intellectual Property Right shall thereafter be considered under the “Control” of TScan or its Affiliates.
1.24
“Cover” means, (a) with respect to a compound or product and a Patent, that the Exploitation of such compound or product would infringe (in the absence of ownership of, or a license under, such Patent) a Valid Claim of such Patent; provided, however, that in determining whether a claim of a pending application would be infringed, it shall be treated as if issued in the form then currently being prosecuted and (b) with respect to any other subject matter and a Patent, that the use or practice or other exploitation of such subject matter would infringe (in the absence of ownership of, or a license under, such Patent) a Valid Claim of such Patent; provided, however, that in determining whether a claim of a pending application would be infringed, it shall be treated as if issued in the form then currently being prosecuted. Cognates of the word “Cover” shall have correlative meanings.
1.25
“Critical Matter” means any change to the Research Work Plan that would result in a change to TScan’s obligations under such Research Work Plan which would result in an increase in the incremental time or incremental Research Expenses anticipated to be required or incurred to perform such activities in excess of [***] hours of dedicated work by an employee or consultant (in the case of incremental time) or [***] (in the case of incremental Research Expenses); provided, however, that any update to the Research Work Plan under Section 3.3.2 or Section 3.3.4 shall not be deemed a Critical Matter.
1.26
“Crohn’s Disease” means a type of inflammatory bowel disease characterized by transmural inflammation that affects any segment of the luminal gastrointestinal tract from the oral cavity to the perianal area. For clarity, Crohn’s disease is distinct from ulcerative colitis which affects the large intestine and rectum and is characterized by inflammation of the mucosal layer.
1.27
“Designated Executive Officers” means (a) [***], or, in each case (a) and (b), their duly authorized respective designees with equivalent decision-making authority with respect to matters under this Agreement. For clarity, as of the Effective Date, [***].
1.28
“Directed” means with respect to a pharmaceutical product and an Antigen, that such pharmaceutical product binds to, comprises a portion of or physically interacts with such Antigen.

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1.29
“DOJ” means the United States Department of Justice.
1.30
“Dollar” or “$” means the legal tender of the United States.
1.31
“EMA” means the European Medicines Agency or any successor entity thereto.
1.32
“Exploit” means to research, develop, make, have made, use, offer for sale, sell, import, export, market, commercialize or otherwise exploit, or transfer possession of or title in, a product, including all discovery, research, development, registration, modification, enhancement, improvement, manufacture, storage, handling, formulation, exportation, transportation, distribution, promotion, and marketing activities related thereto. Cognates of the word “Exploit” shall have correlative meanings.
1.33
“FDA” means the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.
1.34
“Field” means any and all uses.
1.35
“GAAP” means then current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, in each case consistently applied. Unless otherwise defined or stated herein, financial terms shall be calculated under, and in accordance with, GAAP.
1.36
“Generic/Biosimilar Product” means, with respect to a given Product in a particular country, after Regulatory Approval of such Product in such country, any other therapeutic drug product designated for human use which (A) (i) contains the same or highly similar principal molecular structural features as (but not necessarily all of the same structural features as) such Product except for minor differences in clinically inactive components, (ii) has no clinically meaningful differences from such Product in terms of purity, potency, safety, mechanism of action, route of administration, dosage form and strength, and (iii) is approved for use pursuant to a regulatory approval process in such country that is based on the indications and conditions of use on an unrelated party’s previously approved version of that same product (i.e., a product meeting the standards set forth in the foregoing clauses (i) and (ii)), whether or not such regulatory approval was based upon data generated by the Parties filed with the applicable Regulatory Authority in such country or was obtained using an abbreviated, expedited or other process, and (iv) is authorized for sale or sold in the same country (or is commercially available in the same country via import from another country) as the Product by a Party or any Third Party, as applicable or (B) (i) contains the same active ingredient as the Product and is approved for use in such country by a Regulatory Authority through an Abbreviated New Drug Application as defined in the FD&C Act, pursuant to Article 10.1 of Directive 2001/83/EC of the European Parliament and Council of 6 November 2001, or any enabling legislation thereof, or pursuant to any similar abbreviated route of approval in any other countries; or (ii) contains the same active ingredient as the Product and is approved for use in such country by a Regulatory Authority

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through a regulatory pathway referencing clinical data first submitted by Amgen, its Affiliates or licensees for obtaining Regulatory Approval for such Product.
1.37
“Governmental Authority” means multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.38
“IBD” means Crohn’s Disease and/or Ulcerative Colitis.
1.39
“Identified Target” means an Initial Target that is characterized by TScan pursuant to [***] of the initial Research Work Plan (or equivalent step in any updated Research Work Plan), as reasonably determined by Amgen based on criteria to be included in the Research Work Plan. For the avoidance of doubt, Amgen Independently Identified Antigens shall not be deemed Identified Targets.
1.40
“Identified TCR” means any TCR that is: (a) identified by TScan in the conduct of the Program Research, (b) selected as a prioritized TCR to be screened by the TScan Platform, and (c) characterized by TScan pursuant to [***]of the initial Research Work Plan (or equivalent step in any updated Research Work Plan), as reasonably determined by Amgen based on criteria to be included in the Research Work Plan.
1.41
“IND” means an Investigational New Drug Application as defined in applicable regulations promulgated by the FDA and filed with the FDA for human clinical testing of a drug, or such similar foreign equivalent.
1.42
“Indication” means a disease or condition for which a Product obtains Regulatory Approval or for which Regulatory Approval is sought. For clarity, a sub-segment of an Indication shall not be deemed a separate or new Indication.
1.43
“Indication Exclusivity Period” means the period of time starting on beginning of the Program Term and ending on the earlier of (a) [***] after the expiration of the Program Term, (b) [***] after termination of this Agreement by Amgen pursuant to Section 11.2, Section 11.3, Section 11.5, or Section 11.6, and (c) [***] following (1) effectiveness of termination of this Agreement for any other reason than described in the foregoing clause (b) or (2) expiration of this Agreement.
1.44
“Initial Target” means an Antigen that is: (a) identified by TScan in the performance of the Collaboration and (b) presented by the [***]. For the avoidance of doubt, an Amgen Independently Identified Antigen shall not be deemed an Initial Target. An Initial Target may include an Antigen from [***] provided that such Antigen is not an Amgen Independently Identified Antigen.
1.45
“Intellectual Property Rights” means any and all rights provided in any jurisdiction worldwide, including rights licensed to a Party by any Third Party, under (a) patent law, (b) copyright law (including moral rights), (c) trade secret law, (d) design patent or industrial design law, or (e) any other statutory or common law principles which may provide a right in

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intellectual property, including any and all applications, registrations, licenses, sub-licenses, franchises, agreements or any other evidence of a right in the foregoing.
1.46
“Know-How” means any proprietary scientific or technical information, trade secrets, inventions (whether patentable or not) results and data of any type whatsoever, in any tangible or intangible form, including databases, safety information, regulatory documents, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data, and tangible materials, compositions of matter, cells, cell lines, assays, animal models and reagents.
1.47
“Knowledge” means, with respect to TScan, the actual knowledge of the individuals responsible for the relevant matter on behalf of such Party, in each case after due inquiry of such individuals’ files and records and of outside counsel (including patent counsel, as applicable).
1.48
“[***]” means [***].
1.49
“[***]” means the [***] to be provided by Amgen to TScan for use in compliance with this Agreement.
1.50
“Net Sales” means, with respect to a certain time period and Product, the gross sales amount invoiced or otherwise received for sales of such Product by Amgen, its Affiliates or its Sublicensees to a Third Party during such time period, less the total of the following charges or expenses as determined in accordance with GAAP or the equivalent accounting standard used by Amgen from time to time (solely to the extent actually incurred in connection with the sale of the Product to such Third Party):
(a)
Trade, cash, prompt payment and quantity discounts including promotional, service, or similar discounts;
(b)
Returns, allowances, rebates, chargebacks and fees or payments to government agencies, including any amounts imposed or due under section 9008 of the U.S. Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48);
(c)
Retroactive price reductions;
(d)
Fees paid to distributors or wholesalers (in each case, who do not engage in marketing or promotion of Products), or to group purchasing organizations and managed care entities or similar types of organizations;
(e)
Credits and allowances for product replacement, whether cash or trade;
(f)
Sales taxes (such as VAT or its equivalent) and excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities and any other governmental charges imposed upon the sale of such Product to Third Parties;

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(g)
[***] included in the gross invoiced sales price; and
(h)
An allowance of [***]of gross sales for bad debts, freight or other transportation charges, insurance charges and additional special packaging; and in the case of each charge or expense above, solely to the extent related to a Product.

Sales among a Party and its Affiliates or Sublicensees for resale shall be excluded from the computation of Net Sales; provided, however, that the subsequent resale to a Third Party shall be included in Net Sales hereunder. Any disposal of Products for, or use of Products in, clinical or pre-clinical trials, given as free samples, or distributed at no charge to or for patients unable to purchase Product shall not be included in Net Sales. If the Product is sold for consideration other than cash, the Net Sales from such sale or transfer shall be deemed to be sold exclusively for money at the average sales price during the applicable reporting period generally achieved for such Product in the country in which such sale or other disposal occurred when such Product is sold alone and not with other products. In the event no sales price is available for the Product alone in such country during the applicable reporting period, then such Product shall be deemed to be sold exclusively for money at the arithmetic mean sales price during the applicable reporting period generally achieved for such Product in all countries in which such sale or other disposal occurred when such Product is sold alone and not with other products; provided, however, that if such Product is not sold alone in any country, then Amgen shall calculate in good faith a hypothetical market price for the Product, allocating the same proportion of costs, overhead and profit as are then allocated to all similar substances then being made and marketed by Amgen and having an ascertainable market price.

In the event the Product is sold with one or more other pharmaceutically active ingredients for a single contracted price (together, a “Multiple Product Offering”) in a given country, Net Sales in such country for such Multiple Product Offering shall be calculated by [***] where A is the ASP of the Product, if sold separately, and B is the sum of the ASPs for each of the other products in the Multiple Product Offering, if sold separately. If, on a country-by-country basis, the other products in the Multiple Product Offering are not sold separately in said country, Net Sales for the purpose of determining royalties of the Multiple Product Offering in such country shall be calculated by [***], where A is the ASP of the Product, if sold separately, and D is the ASP of the Multiple Product Offering. If neither the Product nor the other products are sold separately in a given country, the Parties shall determine Net Sales for such Multiple Product Offering in such country by mutual agreement based on [***].

Net Sales shall be calculated on an accrual basis, in a manner consistent with Amgen’s accounting policies for external reporting purposes, as consistently applied, in accordance with GAAP.

1.51
“Patent(s)” means any patents and provisional and non-provisional patent applications, together with all priority applications, additions, divisions, continuations, continuations-in-part, substitutions, and reissues claiming priority thereto, as well as any reexaminations, extensions, registrations, patent term extensions, supplemental protection certificates, renewals and the like with respect to any of the foregoing and all foreign counterparts thereof.

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1.52
“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.
1.53
“Phase I Clinical Trial” means any Clinical Trial, the principal purpose of which is a preliminary determination of safety, tolerability, pharmacological activity or pharmacokinetics in healthy individuals or patients, and which may include expansion to estimate activity in a specific patient cohort, or similar clinical study prescribed by the Regulatory Authorities, and that satisfies the requirements of 21 C.F.R. § 312.2 1 (a) or other comparable regulation imposed by a Regulatory Authority for an equivalent Clinical Trial in the applicable country where such Clinical Trial takes place. For the avoidance of doubt, any “Phase 1b Clinical Trial” shall be deemed to be a Phase I Clinical Trial hereunder.
1.54
“Phase II(b) Clinical Trial” means a Clinical Trial designed to demonstrate clinical safety and efficacy in a target population for a specific disease or condition under study (i.e., statistically significant differences between groups for clinical endpoints, which may include generally accepted surrogate pharmacodynamic endpoints), including dose ranging or dose response, in a manner that is generally consistent with (a) in the United States, 21 CFR § 312.21(b), (b) in the European Union, the equivalent of such Clinical Trial for submission to the EMA, and (c) in any other country, the equivalent of such Clinical Trial for submission to the applicable Regulatory Authority in such other country.
1.55
“Phase III Clinical Trial” means a pivotal Clinical Trial designed to be used to establish safety and efficacy of a Product as a basis for obtaining Regulatory Approval for one or more Indications in the applicable country where such Clinical Trial takes place, or a Clinical Trial that would otherwise satisfy the requirements defined in 21 C.F.R. 312.21(c), or other comparable regulation imposed by a Regulatory Authority for an equivalent Clinical Trial in the applicable country where such Clinical Trial takes place.
1.56
“Product” means any therapeutic candidate, including [***], or other modalities, that both (a) comprises or contains one or more Identified Target(s) (protein or sequence) or contains a compound Directed to an Identified Target (protein or sequence) (other than an Amgen Independently Identified Antigen) and (b) is researched, developed, or commercialized by Amgen, its Affiliates or Sublicensee(s) using Collaboration IP.
1.57
“Program Research” means any research and development activities conducted pursuant to and in furtherance of the Research Work Plan.
1.58
“Program Term” means the period of time starting on the initial JSC meeting and ending upon the later of (a) completion of target characterization and validation pursuant to [***] of the initial Research Work Plan (or equivalent step in any updated Research Work Plan) (and delivery of all associated deliverables) or (b) completion of all of TScan’s activities and delivery of all of TScan’s deliverables under the Research Work Plan; provided that the Program Term shall be extended as appropriate in connection with each HLA Expansion.

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x

1.59
“Protocol” means the written documentation that describes the collection, processing, and use of the Collaboration Samples, including the standards for the quality and criteria for the selection of patients to provide Collaboration Samples.
1.60
“Research Work Plan” means the comprehensive plan, overall strategy and timelines, and any updates thereto, for the Program Research, including a description of the Program Research, expected timelines, and required deliverables, in all cases, as approved by the JSC if such approval is required under this Agreement.
1.61
“Regulatory Approval” means, in respect of a Product, any and all approvals (including pricing and reimbursement approvals), licenses, registrations, and/or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, distribution, use, storage, import, export, transport, promotion, marketing, supply or sale of the Product in the applicable jurisdiction.
1.62
“Regulatory Authorities” means the EMA, the FDA, any successor agencies thereto, and any equivalent health regulatory authorities in any applicable country or territory.
1.63
“Regulatory Exclusivity” means the ability to exclude Third Parties from commercializing a product, either through data exclusivity rights, orphan drug designation or other rights or designations granted or authorized by the applicable Regulatory Authority in a country, other than through Patent rights.
1.64
“Research Expenses” means all costs, including all internal and Third Party costs, incurred by TScan in TScan’s conduct of the Program Research in compliance with the Research Work Plan.
1.65
“Sample Transfer Agreement” means the Collaboration Sample transfer agreement (if any) to be negotiated and executed by the Parties to facilitate the transfer of the Collaboration Samples to Amgen.
1.66
“Study Initiation” means with respect to a Clinical Trial, [***].
1.67
“Sublicensee(s)” means a Third Party, other than a Third Party contractor, to which a Party has granted a sublicense under the license granted in Section 6.3.
1.68
“TCR” means T-cell receptor, a protein complex found on the surface of T-cells.
1.69
“Territory” means all countries of the world.
1.70
“Third Party” means any person or entity other than TScan or Amgen or their respective Affiliates.
1.71
“Third Party In-License Agreement” means an agreement entered into by a Third Party and TScan or its Affiliates after the Effective Date pursuant to which TScan obtains a license under Know-How or Patents that may be reasonably useful or necessary for (a) Amgen or its Affiliates or subcontractors (engaged in accordance with Section 3.6) to conduct its Program

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Research under the Research Work Plan or (b) (i) the research and development of one or more Products or (ii) Exploitation of any such resulting Product under this Agreement.
1.72
“TScan Background Platform IP” means all Patents and Know-How Controlled by TScan or any of its Affiliates as of the Effective Date or during the Program Term relating solely and directly to the TScan Platform, including TScan Platform Improvements.
1.73
“TScan License Agreement” means an TScan Platform License Agreement or an TScan Non-Platform License Agreement, as applicable.
1.74
“TScan Non-Platform License Agreement” means a Third Party In-License Agreement that is not a TScan Platform License Agreement.
1.75
“TScan Platform Improvement ” means any and all Know-How that is generated by or on behalf of a Party or its Affiliates, whether alone or jointly with the other Party or its Affiliates, in the course of performing activities under this Agreement, whether or not patented or patentable, that are improvements, enhancements or expand the capabilities, functionality or accuracy to the TScan Platform; provided, however, that Know How generated from, or constituting improvements or enhancements to, [***], shall not be deemed a TScan Platform Improvement.
1.76
“TScan Platform License Agreement” means a Third Party In-License Agreement under which TScan or its Affiliates obtain a license to any improvements, enhancements or expand the capabilities, functionality or accuracy to the TScan Platform.
1.77
“Ulcerative Colitis” means a type of inflammatory bowel disease that involves inflammation and sores along the mucosal lining of the large intestine and rectum. For clarity, ulcerative colitis is distinct from Crohn’s disease which is characterized by transmural inflammation that affects any segment of the luminal gastrointestinal tract, from the oral cavity to the perianal area.
1.78
“Valid Claim” means a claim of any issued and unexpired Patent or patent application, as applicable, that has not been held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed; provided, however, that if a claim of a pending patent application within the Royalty Patents shall not have issued within [***] after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a Patent issues with such claim (from and after which time the same would be deemed a Valid Claim).
1.79
Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
Accounting Firm	8.8
Agreement	Preamble
Allele Substitution Period	3.3.4

Amgen Contract No. [***]

Definition	Section
Alliance Manager	2.5
Amgen	Preamble
Amgen Prosecuted Patents	10.2.2
Anti-Corruption Laws	13.5.4
Bankruptcy Laws	11.11
CDA	9.1
Collaboration	Recitals
Commercial Milestone Term	8.4.2
[***]	[***]
Confidential Information	9.1
Development Milestone Term	8.4.1
Disclosing Party	9.1
Disclosure Laws	9.5
Disclosure Subject	9.5
Dispute	15.3.2
Effective Date	Preamble
Enforcing Party	10.6.4
Expansion	3.8.3
Gatekeeper	3.11.1
HLA Expansion	3.3.1
HLA Expansion Fee	3.3.3
In-Licensed IP Agreements	10.1.110.1
Indemnification Claim Notice	12.3.1
Indemnifying Party	12.3.1
Indemnitee	12.3.1
Indirect Taxes	8.10.2
Invalidity Claim	10.5.1
Joint Steering Committee or “JSC”	2.1
Losses	12.1
Materials	5.1
Other Acquiror Program	6.4.4
Party(ies)	Preamble
Program	3.1
Receiving Party	9.1
Records	8.8
Removed Allele	3.3.4
Representatives	13.5.4
ROFO	3.10.1
ROFO Notice	3.10.1
ROFO Notice Date	3.10.1
ROFO Notice Period	3.10.1
Royalty Patents	8.5.2
Royalty Term	8.5.2
Substitute Allele	3.3.4

Amgen Contract No. [***]

Definition	Section
TScan	Preamble
Term	11.1
Term Sheet	3.10.2
Third Party Claims	12.1
TScan Platform	Recitals
TScan Prosecuted Patents	10.2.1
UC Collaboration Agreement	3.10.1
2.
Governance
2.1
Overview. No later than [***] following the Effective Date, the Parties shall establish a cross-functional Joint Steering Committee (“Joint Steering Committee” or the “JSC”) which shall manage all Program Research under this Agreement between the Parties.
2.2
Joint Steering Committee.
2.2.1
Composition. The Joint Steering Committee shall be comprised of [***] named representatives of each Party (or such other number as the Parties may agree, but with each Party having an equal amount of representatives on the JSC). The JSC will be led by [***]. No later than [***] following the Effective Date, each Party shall designate by written notice to the other Party its initial representatives on the JSC. Each Party may replace one (1) or more of its representatives, in its sole discretion, effective upon written notice of such change to the other Party. Each Party will have the right to have a reasonable number of additional representatives, other than such Party’s [***], attend JSC meetings by giving at least [***] prior written notice thereof to the other Party; provided, however, that a Party shall not bring any such additional representative who is not an employee of such Party to a meeting without the other Party’s prior consent and subject to appropriate confidentiality restrictions consistent with the terms of this Agreement and that any such additional representatives shall not participate in the decision-making process and shall have no voting power.
2.2.2
Function and Powers of the JSC. The JSC shall, in line with the terms and conditions set forth in the Agreement:
(a)
prepare, review and approve the Research Work Plan;
(b)
review the Protocol (and any amendments thereto), including standards for the quality and criteria for the selection of patients to provide Collaboration Samples and the processing and use of such Collaboration Samples;
(c)
oversee the implementation of the Research Work Plan, and review progress against the goals in such plans, as well as prepare, review and approve any amendments thereto, provided that the approval of any Critical Matter shall require the unanimous consent of the JSC members;

Amgen Contract No. [***]

(d)
assume a general role of leadership and management of the Program under this Agreement, including serving as a forum for exchanging information and facilitating discussions regarding the conduct of the Program;
(e)
alter or add any responsibilities or obligations in or to the Research Work Plan;
(f)
establish subcommittees or teams, as appropriate, as described more fully in Section 2.2.4 below;
(g)
direct and oversee any operating subcommittee or team;
(h)
address and resolve any disputes of any subcommittee; and
(i)
perform such other functions as appropriate to further the purposes of this Agreement as allocated to it in writing by the Parties or as otherwise expressly attributed to the JSC under the Agreement.
2.2.3
Meetings. The JSC shall meet at least [***] or as otherwise agreed by the Parties, and such meetings may be conducted by telephone, videoconference or in person as determined by the co-chairs; provided, however, that upon mutual agreement of the Parties, JSC discussion and decisions can be communicated electronically provided that such discussion and decisions are summarized by the Alliance Managers and treated for all purposes as minutes of a meeting of the JSC. The first meeting shall be no later than [***] after the Effective Date. The co-chairs shall be responsible for calling meetings on reasonable prior notice. Each Party shall use Commercially Reasonable Efforts to make all proposals for agenda items and to provide all appropriate information with respect to such proposed items reasonably in advance of the applicable meeting. The Alliance Managers may suggest topics for the agenda for JSC meetings by forwarding such topics and relevant information to the JSC chairpersons. Each Party may also call for special meetings of the JSC with reasonable prior written notice (it being agreed that at least [***] shall constitute reasonable notice) to resolve particular matters requested by such Party and within the decision-making responsibility of the JSC. Each co-chair shall ensure that its JSC members receive adequate notice of such meetings. The responsibility for preparing the minutes of meetings of the JSC will alternate between the Alliance Managers (or their designees) on a meeting-by-meeting basis. The Alliance Manager responsible for the minutes for a particular meeting will circulate, within [***] following the applicable meeting, to the other Alliance Manager and the members of the JSC draft minutes for review and approval by the JSC, which minutes will set forth, among other things, a description, in appropriate detail, of any actions, decisions or determinations approved by the JSC. Such minutes will effective upon approval by the JSC, with each Party’s representatives on the JSC collectively having [***] vote. If the minutes of any meeting of the JSC are not approved by the JSC within [***] following the applicable meeting, the Party objecting to approval of such minutes will append to the proposed minutes a notice of objection with details regarding such Party’s objections, and such proposed minutes will become final. Each Party shall be responsible for all of its own expenses incurred in connection with participating in all such meetings.

Amgen Contract No. [***]

2.2.4
Subcommittees. The JSC may establish and disband subcommittees as deemed necessary by the JSC, including an intellectual property subcommittee. Each such subcommittee shall consist of the same number of representatives designated by each Party, which number shall be mutually agreed by the Parties. Each Party shall be free to change its representatives on written notice to the other Party or to send a substitute representative to any subcommittee meeting. Except as expressly provided in this Agreement, no subcommittee shall have the authority to bind the Parties hereunder and each subcommittee shall report to the JSC. Each Party shall be responsible for all of its own expenses incurred in connection with participating in all such meetings. Any matters arising within a subcommittee that are not resolved by members of such subcommittee shall be submitted to the JSC for resolution in accordance with Section 2.2.6.
2.2.5
Cooperation. Each Party shall provide the JSC such information as reasonably required under the Research Work Plan or this Agreement, or as otherwise reasonably requested by the other Party and reasonably available to such Party to enable the requesting Party to perform its obligations under this Agreement, in each case relating to the progress towards the goals or performance of activities under the Research Work Plan.
2.2.6
Decisions. Other than as set forth herein, the JSC must have present (in person, by videoconference or telephonically) at least [***] appointed by each Party to make any decision required of the JSC hereunder. Decisions of the JSC shall be by consensus, with each Party having [***] irrespective of the number of representatives of such Party in attendance. If a dispute arises with respect to a Critical Matter that cannot be resolved by the JSC within [***] (whether the matter originated at the JSC or within a subcommittee), the co-chair or other JSC representatives of either Party may cause such dispute to be referred to the Designated Executive Officers for resolution. Such Designated Executive Officers (or their designees) will in good faith seek to resolve the matter within [***] after the matter has been referred to them, or within such longer time periods as the Parties may mutually agree upon. Except as expressly set forth in this Agreement by reference to a requirement for unanimous approval by the JSC, if the JSC cannot reach consensus with respect to any matter within the JSC’s purview, the decision will be made as follows:
(a)
TScan shall decide matters related solely to the day-to-day implementation of TScan’s activities with respect to [***] through [***] of the Research Work Plan (or equivalent steps in any updated Research Work Plan); and
(b)
Amgen shall decide [***] other matters, including approval of the [***] and the [***] for the [***] and [***] for the selection of [***] to provide Collaboration Samples and the [***] and [***] of such [***];

provided that, the resolution selected by the applicable Party under clause (a) or (b) above shall not conflict with the applicable terms and conditions of this Agreement; and provided, further, that no Party may resolve any matter in a manner that (i) would be reasonably likely to result in the other Party or its Affiliates breaching this Agreement, violating Applicable Law, infringing the Intellectual Property Rights of any Third Party, or breaching any agreement pursuant to which such other Party or its Affiliates is a party

Amgen Contract No. [***]

or (ii) would result in a unilateral decision that is otherwise stated herein to require the mutual agreement or mutual consent of the Parties.

For the avoidance of doubt, any amendment or modification of this Agreement shall be subject to the requirements set forth in Section 15.5.

2.2.7
Representatives. Each Party’s representatives on the JSC and any subcommittee thereof, and any replacement for any such representative and any guest attendees at any meetings of the JSC or any subcommittee thereof pursuant to Section 2.2.1, and each Party’s Alliance Manager, shall be bound by obligations of confidentiality, non-disclosure and non-use, and obligations to assign inventions to the designating Party, in each case, consistent with those set forth in this Agreement prior to the participation by such representative or attendee in any activities in connection therewith.
2.3
Authority. The JSC shall have only the powers assigned expressly to it in this Section 2.3 and elsewhere in this Agreement, and shall not have any power to amend, modify or waive compliance with this Agreement. In furtherance thereof, each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.
2.4
Discontinuation of JSC. The JSC shall continue to have oversight of the Program until the first to occur of: (a) the Parties mutually agreeing to terminate the JSC’s oversight with respect to the Program, or (b) until the expiration or termination of the Program Term.
2.5
Alliance Managers. Promptly following the Effective Date, each Party will appoint an individual who possesses a reasonable understanding of the activities contemplated under this Agreement and rights and obligations of the Parties hereunder to act as an alliance manager under this Agreement (“Alliance Manager”). The Alliance Managers shall: (a) serve as the primary contact points between the Parties for the purpose of facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties, (b) ensure awareness of the governance procedures and rules set forth herein and monitoring compliance therewith and (c) facilitate the prompt resolution of any disputes, including by identifying and raising disputes to the JSC for discussion in a timely manner. The Alliance Managers shall have the right to attend all JSC and subcommittee meetings. Each Alliance Manager may bring any matter to the attention of the JSC that such Alliance Manager reasonably believes requires the attention of the JSC. Each Party may replace its Alliance Manager at any time upon written notice to the other Party with an individual who has an understanding and knowledge of the Agreement, the Products (including without limitation the development and Exploitation of the Products) and the Program.
3.
Program Research
3.1
Program. The initial Research Work Plan for the Program Research (the “Program”) is attached to this Agreement as Exhibit 2. The Program shall be deemed to include any activities to be conducted under the amended Research Work Plan pursuant to Section 3.2.

Amgen Contract No. [***]

3.2
Designation of the Applicable Allele. The initial work under the Research Work Plan includes the [***] sequencing of [***] (or such lower number as may be approved by Amgen in its sole discretion) Collaboration Samples for the Program. Within [***] after TScan provides Amgen with the results of such sequencing, and based on the results of such sequencing, Amgen will designate the Applicable Allele.
3.3
HLA Expansion.
3.3.1
During the period commencing on the first JSC meeting and ending on the later of (a) [***] following the first JSC meeting and (b) [***] following completion of [***] sequencing of all applicable Collaboration Samples for the Program, Amgen may elect, in its sole discretion, to designate an additional HLA allele as an Applicable Allele under this Agreement (each, an “HLA Expansion”). Amgen shall notify TScan promptly upon electing to initiate an HLA Expansion.
3.3.2
[***] following an HLA Expansion in accordance with Section 3.3.1, Amgen, in consultation with TScan, shall update the Research Work Plan to reflect such HLA Expansion. Each Party shall use Commercially Reasonable Efforts to ensure that the updated Research Work Plan is finalized as promptly as reasonably practicable after Amgen initiates an HLA Expansion.
3.3.3
Upon finalization of the updated Research Work Plan reflecting each HLA Expansion, the following payments shall be due: (a) with respect to the first [***] HLA Expansions, a payment by Amgen to TScan of [***] per each such HLA Expansion, (b) with respect to each subsequent HLA Expansion (beyond the first [***] HLA Expansions), a payment by Amgen to TScan of [***] per each such HLA Expansion (in each case, an “HLA Expansion Fee”), which payment shall be made in accordance with Section 8.2.
3.3.4
With respect to any Applicable Allele designated pursuant to this Section 3.2, from payment of the applicable HLA Expansion Fee [***] (equivalent to [***] of the initial Research Work Plan) with respect to such Applicable Allele (such period, the “Allele Substitution Period”), Amgen shall have the right to remove an Applicable Allele (each, a “Removed Allele”) and replace such Removed Allele with a replacement HLA allele (each, a “Substitute Allele”). If Amgen desires to pursue a Substitute Allele during the Allele Substitution Period in accordance with this Section 3.3.4, Amgen shall deliver to TScan notice (which notice may occur at a JSC meeting) of the Removed Allele together with the Substitute Allele and, and Amgen, in consultation with TScan, shall update the Research Work Plan to reflect the removal of the applicable Removed Allele and the addition of the Substitute Allele. Amgen shall not be required to pay any HLA Expansion Fee in connection with such any substitution pursuant to this Section 3.3.4.
3.3.5
For clarity, TScan shall not enter into any agreement or arrangement that would impair Amgen’s ability to select any HLA allele as an Applicable Allele or Substitute Allele under this Agreement.
3.4
Program Research. Each Party shall commence the Program Research assigned to it under, and in accordance with, the Research Work Plan. During the Program Term, each Party shall use Commercially Reasonable Efforts to conduct its Program Research in accordance with

Amgen Contract No. [***]

the corresponding Research Work Plan. In the event of a conflict between the provisions of this Agreement and any Research Work Plan, the provisions of this Agreement shall govern.
3.5
Amendments to Research Work Plan. During the Program Term, the Research Work Plan will be reviewed at least [***] by the JSC and the JSC shall amend the Research Work Plan during such review as is appropriate to reflect any material developments and adjustments to the planned Program Research activities. In addition, and without limiting the provisions set forth in Section 3.2, the JSC may amend the Research Work Plan at any other time during the Program Term to reflect material developments and adjustments to the Program Research.
3.6
Subcontracting. Either Party may engage its Affiliates or Third Party contractors (including contract research organizations) to perform certain of its obligations under the Research Work Plan; provided that any such engagement of Third Party contractors by TScan, other than those Third Parties listed in a mutually approved written list (which may be updated from time to time by the mutual agreement of the Parties) or in the Research Work Plan, shall require Amgen’s prior written consent, not to be unreasonably conditioned, delayed, or withheld and shall be documented prospectively in the Research Work Plan. Any Third Party contractor to be engaged by such Party to perform its obligations under the Research Work Plan will meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity. The performance of obligations under the Research Work Plan by any such Third Party contractors will be considered performance by the subcontracting Party under this Agreement. The subcontracting Party will be responsible for ensuring compliance by any such Third Party contractors with the terms of this Agreement, as if such Third Party(ies) are such Party hereunder. Each subcontract for the performance of obligations under the Research Work Plan shall be in writing and shall contain obligations, on the part of the applicable contractor, consistent with this Agreement, including with respect to confidentiality and non-use of information and the assignment of, or the grant of equivalent rights under, Patents, Know-How and other Intellectual Property Rights that such contractor may develop or acquire by reason of work performed under this Agreement. Each Party will, and will contractually require that its Affiliates and contractors, if any, conduct the relevant Program Research in accordance with such Party’s commitments. Each Party will remain liable to the other Party for any acts or omissions of its contractors in the performance of the Program Research.
3.7
Data; Reports.
3.7.1
During the Program Term, each Party shall, subject to Section 3.8, at the other Party’s written request, promptly make available to the other Party all Collaboration Data (a) generated by or on behalf of such Party in connection with the performance of the Research Work Plan for such Program and (b) that is reasonably necessary or useful for the performance by such other Party of its obligations under such applicable Research Work Plan.
3.7.2
Each Party shall keep the other Party informed with respect to such Party’s Program Research under the Research Work Plan. Without limiting the foregoing, during the Program Term, each Party shall provide the JSC with updates [***] per [***] of the status of such Party’s and its Affiliates’ and contractors’ activities under this Agreement with respect to Program Research during the preceding calendar quarter.

Amgen Contract No. [***]

3.7.3
Without limiting the other terms of this Section 6.4.3, TScan shall promptly provide Amgen with written notice of all Collaboration IP (including Collaboration Data) generated by or on behalf of TScan in the course of performing activities under the Research Work Plan. Without limiting the foregoing, TScan shall prepare and provide to Amgen (a) a written report within [***] after the end of each [***] during which TScan is conducting activities under a Research Work Plan, which report (i) details the activities performed by or on behalf of TScan under the Research Work Plan, including all results achieved, and (ii) sets forth the expected activities for the next [***], and (b) such other reports or updates as may be required under such Research Work Plan or as otherwise reasonably requested by Amgen. The Parties may agree, on a case by case basis, that minutes and presentations from JSC meetings may be used in place of such written reports to satisfy certain of the foregoing reporting requirements.
3.8
Effects of Change of Control. TScan shall give Amgen written notice no later than [***] after the earlier of (i) the initial public announcement of entry into an agreement contemplating a Change of Control of TScan and (ii) consummation of a Change of Control. Amgen shall notify TScan [***] following receipt of such notice whether Amgen elects to terminate this Agreement pursuant to Section 11.5. If Amgen does not elect to terminate this Agreement pursuant to Section 11.5, following consummation of such Change of Control:
3.8.1
TScan and the Change of Control Group shall adopt in writing reasonable procedures to prevent the disclosure of Collaboration Data or Confidential Information of either Party to the extent relating to the activities under this Agreement (except for data pertaining to the TScan Platform) beyond TScan’s or its Affiliates’ personnel who need to know such Confidential Information solely for the purpose of fulfilling TScan’s obligations under this Agreement;
3.8.2
(a) Amgen’s reporting and information-sharing obligations under this Agreement (including pursuant to Section 3.7 or otherwise through the JSC, but not including reporting obligations pursuant to Section 8.7.2) shall cease and be of no further effect with respect to any activities conducted after the completion of [***] of the Research Work Plan, (b) Amgen shall have the right to (i) transfer or have transferred, in an orderly process, some or all of the Program Research to be conducted to Amgen; provided, however, that, for the avoidance of doubt, the foregoing does not require TScan to transfer to Amgen any aspect of the TScan Platform, and/or (ii) exclude TScan from participation in whole or in part in the JSC or any other governance committees or working teams contemplated herein, and (c) in no event shall TScan transfer or disclose any Confidential Information of Amgen to the Change of Control Group without Amgen’s prior written consent; and
3.8.3
the Know-How, Patents or other Intellectual Property Rights owned or controlled by an Affiliate of TScan that becomes an Affiliate due to or following the Change of Control shall not (a) be deemed to be “Controlled” by TScan or its Affiliates hereunder, or (b) become TScan Background Platform IP, TScan Platform Improvements or TScan Background Platform IP or otherwise licensed to Amgen under Section 6.1.1, unless such Know-How, Patents or other Intellectual Property Rights are thereafter intentionally used by or on behalf of TScan or its Affiliates in performance of TScan’s activities under this Agreement.
3.9
Collaboration Expansion. Upon written request by one Party to the other, the Parties shall negotiate in good faith to expand the collaboration between the Parties to include

Amgen Contract No. [***]

identification of the dominant immunogenic targets of T-cells in patients with Ulcerative Colitis, subject to execution of a separate definitive agreement (or an amendment to this Agreement) (the “Expansion”). Upon such written request by either Party, the Parties shall engage in good faith negotiations with respect to such proposed Expansion for no less than [***] (unless a definitive agreement reflecting the Expansion is executed prior to the end of such [***] period). For avoidance of doubt, neither Party shall be obligated to enter into any such agreement.
3.10
Right of First Offer.
3.10.1
ROFO Notice. If, at any time during the Term, TScan determines that it desires to enter into an agreement that includes the grant of a license to any Third Party (excluding licenses to Third Parties acting for the benefit of TScan, such as contract service providers) with respect to the identification of the dominant immunogenic targets of T-cells in patients with ulcerative colitis, or TScan receives a bona fide unsolicited offer from a Third Party to enter into such an agreement, (in each case, a “[***]”), TScan shall notify Amgen thereof (including, if applicable, the material terms of such proposed [***]) (the “ROFO Notice”, and the date that such ROFO Notice is sent to Amgen, the “ROFO Notice Date”) and, at Amgen’s option, the Parties shall then engage in negotiations towards a [***] including the grant of such rights to Amgen. Amgen must inform TScan within [***] of the ROFO Notice Date (the “ROFO Notice Period”) whether Amgen wishes to exercise its right to engage in negotiations towards a [***] as contemplated in this Section 3.10.1 (the “ROFO”); provided that if Amgen fails to respond to TScan within the ROFO Notice Period or if Amgen notifies TScan that it does not intend to pursue the ROFO, Amgen’s rights under this Section 3.10 shall expire and be of no further force or effect.
3.10.2
Term Sheet Negotiation. If Amgen exercises the ROFO during the ROFO Notice Period, then the Parties shall endeavor in good faith to negotiate a term sheet with the main conditions for a [***](the “Term Sheet”) for a period of up to [***] from the date Amgen exercises the ROFO; provided that (i) there is no guarantee that such negotiations shall successfully lead to the Parties coming to an agreement on the Term Sheet and (ii) if the Parties fail to come to an agreement on the Term Sheet during such [***], Amgen’s rights under this Section 3.10 shall expire and be of no further force or effect.
3.10.3
Agreement Negotiation. If the Parties enter into a Term Sheet within the [***] period contemplated under Section 3.10.2, then the Parties shall negotiate in good faith to execute a [***] for a period of up to [***] from the date Amgen exercises the ROFO; provided that (i) there is no guarantee that such negotiations shall successfully lead to the Parties entering into a UC Collaboration Agreement and (ii) if the Parties fail to enter into a [***] during such [***], Amgen’s rights under this Section 3.10 shall expire and be of no further force or effect.
3.11
Gatekeeper.
3.11.1
Prior to delivery by TScan of any Initial Target(s) to Amgen, at either Party’s request, the JSC shall discuss whether it is advisable to engage a Gatekeeper (as defined below) for the purposes set forth in this Section 3.11, with the Amgen representative(s) having the tie-breaking vote in the event the JSC cannot reach a decision by consensus. If the JSC determines it is advisable to engage a Gatekeeper, TScan will engage an independent Third Party mutually agreeable to the Parties for the purpose of confirming whether a set of Initial Targets and Amgen

Amgen Contract No. [***]

Independently Identified Targets overlap (the “Gatekeeper”), on terms acceptable to both Parties, including provisions relating to confidentiality. The Parties shall ensure that the Gatekeeper is subject to obligations of confidentiality and non-use of Amgen’s Confidential Information at least as restrictive as those set forth in this Agreement. Upon Amgen’s request, the Parties and the Gatekeeper will enter into a mutually agreeable three-way agreement governing the role of the Gatekeeper. The Parties shall share equal responsibility for all expenses relating to the Gatekeeper; provided, however, that if such Gatekeeper is engaged by TScan as a gatekeeper with respect to any Third Parties, Amgen, TScan and each such Third Party shall share equally responsibility for expenses related to such Gatekeeper.
3.11.2
Prior to delivery by TScan of any Initial Target(s) to Amgen, TScan shall deliver to Amgen and the Gatekeeper written notice of such planned delivery of Initial Targets and, in its notice to the Gatekeeper, TScan shall specify the identity of the proposed Initial Target. Within [***] of receipt of such notice, Amgen shall provide the Gatekeeper with a current list of Amgen Independently Identified Antigens. Within [***] of receipt of such list from Amgen, the Gatekeeper will determine and provide notice to TScan and Amgen regarding whether there is any overlap between the proposed Initial Targets and the Amgen Independently Identified Antigens. If an Amgen Independently Identified Antigen overlaps with an Initial Target, such Amgen Independently Identified Antigen shall not be deemed an Initial Target for purposes of this Agreement.
4.
Collaboration Samples.
4.1
Sample Collection. The Parties shall comply with the Protocol and all Applicable Law in connection with the collection, processing and storage of the Collaboration Samples.
4.2
Ownership and Use of Collaboration Samples. Except with respect to activities expressly contemplated under the Research Work Plan or this Agreement, neither TScan nor any of its Affiliates or subcontractors shall use any Collaboration Sample for any purpose. Amgen shall own all Collaboration Samples and the Parties shall negotiate a Sample Transfer Agreement, if necessary, in good faith. Unless otherwise agreed pursuant to the Collaboration Sample Transfer Agreement, the Parties shall cooperate with respect to storage of the Collaboration Samples.
4.3
Informed Consent Form for Collaboration Samples. TScan will prepare a template patient informed consent form for the collection and use of the Collaboration Samples in consultation with, and subject to the consent of, Amgen. TScan will be responsible for ensuring that, the terms of all informed consent forms: (a) do not conflict with the terms of this Agreement, and (b) do not prohibit TScan from providing Amgen with access to and use of Collaboration Samples, Collaboration Data, and other applicable information and documents resulting from the collection and use of the Collaboration Samples as required pursuant to this Agreement (and in no event less than the same use rights thereto granted to TScan) and consistent with Applicable Law. Any changes to such form proposed by TScan or by a Regulatory Authority or other Third Party will be subject to Amgen’s written consent.

Amgen Contract No. [***]

5.
Transfer of Materials and [***]
5.1
To facilitate the Program Research, either Party may, from time to time, provide to the other Party certain materials (including biological materials or chemical compounds) Controlled by such Party for use by the receiving Party in furtherance of its Program Research under this Agreement (such materials provided hereunder are referred to, collectively, as “Materials”, provided that Materials shall not include Collaboration Samples). In addition, to facilitate the Program Research, Amgen may provide to TScan portions of or the complete [***]. Each Party shall be permitted to use Materials provided hereunder by the other Party solely as contemplated by the Research Work Plan. TScan shall be permitted to use the [***] solely as contemplated by the Research Plan. Except as otherwise expressly provided under this Agreement or with the prior written consent of the supplying Party, the [***] and all Materials (including, as applicable, any derivatives, analogues, or other progeny thereof) delivered in accordance with this Section 5.1 shall (a) remain the sole property of the supplying Party, (b) be used only in furtherance of the receiving Party’s exercise of rights or performance of obligations under this Agreement and in accordance with this Agreement, (c) be used solely under the control of the receiving Party and (d) be used in compliance with all Applicable Law. Additionally, except as otherwise expressly provided under this Agreement or the Research Work Plan, or with the prior written consent of the supplying Party, the receiving Party shall not use the Material or [***] (x) for the benefit of, or deliver the Material or [***] to, any Third Party, except for (i) permitted subcontractors as set forth in the Research Work Plan and in accordance with Section 3.6, or (ii) in the case where Amgen is the receiving Party, to its contract manufacturing organization or bona fide collaborator, in both cases, with respect to its activities under this Agreement (including Products), or (y) in research or testing involving human subjects. The provision of Materials or the [***] to the receiving Party hereunder does not grant such Party any rights other than those specifically granted in this Agreement. Delivery of the Materials shall be EXW (the supplying Party’s facilities) Incoterms 2020. The receiving Party shall: (i) notify the supplying Party when the Materials have been received, and (ii) forward to the supplying Party any applicable chain of custody forms, in-transport temperature record(s) and receipt verification documentation and such other documentation reasonably requested by the supplying Party. The supplying Party shall provide the relevant shipping documentation, pro forma invoice and airway bill, together with such other documentation necessary for the use, handling, transfer, and/or storage of the Materials. Each Party shall provide to the other Party all relevant information in such Party’s reasonable control with respect to the use, handling and storage of any Material transferred under this Agreement including, to the extent available, a Material Safety Data Sheet (MSDS) or such similar documentation.
5.2
Notwithstanding anything to the contrary in this Article 5, in the event that either Party transfers to the other Party Materials for use in connection with the performance of the Research Work Plan, the receiving Party shall not, and shall not attempt to, and shall not permit any Affiliate to, and shall use Commercially Reasonable Efforts to ensure that any Third Party contractor, sublicensee, partner or collaborator shall not, reverse engineer or otherwise derive any structural information with respect to the Materials provided by the other Party, unless expressly permitted in writing by the providing Party.
5.3
EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 13, THE MATERIALS AND [***] ARE PROVIDED “AS IS,” AND WITHOUT ANY REPRESENTATION OR

Amgen Contract No. [***]

WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS OR [***] WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY. EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY’S MATERIAL IS OF AN EXPERIMENTAL AND EXPLORATORY NATURE AND THAT NO PARTICULAR RESULTS RELATING TO USE OF THE MATERIAL CAN BE GUARANTEED.
5.4
During the Program Term, for record-keeping purposes, the Parties shall collaborate to compile a list (that shall include the type of material, quantity, shipping date and any other relevant details) on a [***] basis setting forth the Materials provided to/from each Party, which document shall be signed by an authorized representative of each Party.
5.5
For clarity, this Article 5 shall apply only to Materials provided during the Program Term (provided that the foregoing terms shall survive the expiration of termination of the Program Term with respect to such Materials), after which the Parties will enter into an appropriate material transfer agreement with respect to any transfer of any additional Materials, which agreement will be subject to this Agreement and will be interpreted consistent with the terms hereof. Notwithstanding anything to the contrary in this Agreement, this Article 5 shall not apply to Collaboration Samples.
5.6
Upon expiration or termination of the Program Term, TScan shall promptly destroy (or cause to be destroyed) all copies of the [***] in the possession of TScan, its Affiliates, or its Representatives, including any notes, analysis or other materials relating thereto. Such destruction shall be certified in writing by an officer of TScan and such certification shall be provided to Amgen within [***] following expiration or termination of the Program Term.
6.
Grant Of Licenses
6.1
Program Research License.
6.1.1
Subject to the terms and conditions of this Agreement, from and after the Effective Date, until such time as Amgen has completed all of its Program Research, TScan, on behalf of itself and its Affiliates, shall grant and does hereby grant, to Amgen and its Affiliates, a non-exclusive, worldwide, sublicensable (through multiple tiers) (subject to Section 6.3), transferable (subject to Section 15.1), royalty-free license under any Patent or Know-How Controlled by TScan or its Affiliates (subject to Section 3.8.3) as of the Effective Date or during the Program Term (including, for the avoidance of doubt, any TScan Platform Improvements) that is reasonably useful or necessary for Amgen or its Affiliates or subcontractors (engaged in accordance with Section 3.6) to conduct its Program Research under the Research Work Plan solely to conduct such Program Research consistent with its obligations under the Research Work Plan.
6.1.2
Subject to the terms and conditions of this Agreement, during the Program Term, Amgen shall grant and does hereby grant, to TScan and its Affiliates, a non-exclusive, worldwide, transferable (subject to Section 15.1), royalty-free license under Amgen IP and Collaboration IP (solely to the extent such Collaboration IP is reasonably useful or necessary for

Amgen Contract No. [***]

the conduct of the Program Research under the Research Work Plan), in each case solely for TScan or its Affiliates or subcontractors (engaged in accordance with Section 3.6) to conduct its Program Research under the Research Work Plan consistent with its obligations under the Research Work Plan.
6.2
Product Licenses. Subject to the terms and conditions of this Agreement, from and after the Effective Date, TScan, on behalf of itself and its Affiliates, shall grant and does hereby grant, to Amgen and its Affiliates, an exclusive, worldwide, sublicensable (through multiple tiers) (subject to Section 6.3), transferable (subject to Section 15.1), license under the TScan Background Platform IP and the TScan Platform Improvements that are reasonably useful or necessary for the Exploitation of Identified Targets and Product. For avoidance of doubt, notwithstanding the rights and licenses granted by TScan to Amgen in this Agreement, TScan has, and shall have, no obligation to transfer, make available or disclose to Amgen, or any of Amgen’s Affiliates or designees, any TScan Background Platform IP and Amgen, its Affiliates and designees shall have no right to possess, access or use any TScan Background Platform IP.
6.3
Right to Sublicense. Each Party may grant and authorize the grant of further sublicenses under the license granted to it under Section 6.1 to (a) its Affiliates, without the prior written consent of the other Party, or subcontractors (in accordance with Section 3.6) or (b) other Third Parties, with the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, Amgen may grant and authorize the grant of further sublicenses under the licenses granted to it under Section 6.2 to any of its Affiliates or to a Third Party without the prior consent of TScan. Each such sublicense will be consistent with and subject to the terms and conditions of this Agreement to the extent applicable to such sublicense. Each Party will continue to be responsible for full performance of its obligations under this Agreement and will be responsible for all actions of any of its sublicensees (including a Sublicensee, with respect to Amgen) as if such sublicensee were such Party hereunder.
6.4
Exclusivity.
6.4.1
Indication Exclusivity. During the Indication Exclusivity Period, TScan agrees that, except pursuant to the Research Work Plan and this Agreement, it will not (and will cause its Affiliates to not), either for its own account or on behalf of any Third Party, directly or indirectly (including by participating, assisting, advising or enabling a Third Party), carry out or participate in research, development, or commercialization with respect to [***].
6.4.2
Target Exclusivity. With respect to each Identified Target, until the later of (a) the [***] anniversary of the expiration of the Program Term or (b) such time as Amgen is no longer Exploiting such Identified Target, TScan agrees that, except pursuant to the Research Work Plan and this Agreement, it will not (and will cause its Affiliates to not), either for its own account or on behalf of any Third Party, directly or indirectly (including by participating, assisting, advising or enabling a Third Party), carry out or participate in research, development, or commercialization with respect to any therapeutic that comprises or contains one or more Identified Target(s) (protein or sequence) and [***].

Amgen Contract No. [***]

6.4.3
Third Party Acquisition. Notwithstanding the exclusivity obligations set forth in Section 6.4.1 or Section 6.4.2, in the event that TScan or any of its Affiliates acquires rights to Exploit a product or program (whether by merger, stock purchase, purchase of assets, in-license or other means, other than as a result of a Change of Control of TScan) (a “Third Party Acquisition”) and, on the date of the closing of such Third Party Acquisition, such product or program is being Exploited and such activities, if conducted by TScan at such time, would be a breach of TScan’s exclusivity obligations in Section 6.4.1 or Section 6.4.2 (an “Other Acquired Program”), TScan will notify Amgen in writing of such Third Party Acquisition and its election of an option under clause (a), clause (b) or clause (c) below, within [***] following the closing of such Third Party Acquisition, and TScan may elect either to (a) request that such Other Acquired Program be included under this Agreement, in which case the Parties will negotiate the terms on which such Other Acquired Program would be included in the Agreement in good faith for a period of no less than [***] and, if unable to reach agreement within such [***], TScan will elect the option under either clause (b) or clause (c) below; provided, however, that the one [***] or [***] time period specified in such clauses will be tolled during the negotiation of the Parties under this clause (a); (b) divest such Other Acquired Program promptly following the closing of such Third Party Acquisition, and in any event will complete such divestment within [***] after the closing of such Third Party Acquisition; or (c) cease the conduct of such Other Acquired Program within [***] following the closing of such Third Party Acquisition, giving due consideration to ethical concerns and requirements under Applicable Law; provided that, with respect to the foregoing clauses (b) and (c), (i) such one [***] or [***] time period, as applicable, will be extended if, at the expiration of such time period, TScan provides competent evidence of reasonable on-going efforts to divest, or cease activities under, such Other Acquired Program. During the discussion period under clause (a) of this Section 6.4.3, prior to the time of divestiture pursuant to clause (b) of this Section 6.4.3, or prior to the cessation of activities pursuant to clause (c) of this Section 6.4.3, as applicable, TScan and its Affiliates will segregate all research, development, manufacturing, and commercialization activities relating to the Other Acquired Program from all Program Research under this Agreement, including by ensuring that (i) no personnel involved in performing research, development, manufacturing, or commercialization activities with respect to such Other Acquired Program have access to non-public plans or information relating to the Program Research under this Agreement and (ii) no personnel involved in performing Program Research under this Agreement have access to non-public plans or information relating to the research, development, manufacturing or commercialization of such Other Acquired Program. Provided that TScan complies with this Section 6.4.3, TScan will not be deemed in breach of its exclusivity obligations under Section 6.4.1 or Section 6.4.2 with respect to such Other Acquired Program so long as TScan otherwise complies with Section 6.4.1 and Section 6.4.2.
6.4.4
Change of Control. In the event of a Change of Control of TScan, the exclusivity obligations of TScan set forth in Section 6.4.1 or Section 6.4.2 will not apply to any research, development or commercialization program or activities that (a)(1) are owned, in-licensed or otherwise controlled by the Change of Control Group prior to the closing of such Change of Control or (2) become owned, in-licensed or otherwise controlled by such Change of Control Group after the closing of such Change of Control and (b) if conducted by TScan or its Affiliates at such time would be a breach of TScan’ exclusivity obligations in Section 6.4.1 or Section 6.4.2 (such program or activities described by clauses (a) and (b), an “Other Acquiror Program”); provided, however, that (i) none of the Change of Control Group, TScan or its pre-Change of Control Affiliates shall use, directly or indirectly, any Patents, Know-How or

Amgen Contract No. [***]

Confidential Information of TScan (including any Patents or Know-How licensed or acquired from Amgen pursuant to this Agreement) in connection with such Other Acquiror Program, (ii) TScan and its pre-Change of Control Affiliates, on the one hand, and the Change of Control Group, on the other hand, establish and enforce processes, policies, procedures and systems to segregate information relating to any such Other Acquiror Program from any Confidential Information related to the Program or Products under this Agreement, and (iii) no Persons who were employees or consultants of TScan or its pre-Change of Control Affiliates at any time prior to or after the Change of Control that have participated in the Program Research hereunder will conduct any activities under such Other Acquiror Program.
6.5
Transfer of Know-How and Other Information.
6.5.1
As promptly as practicable following the Effective Date, the Parties shall agree on processes for the transfer of the Know-How licensed by a Party to the other Party pursuant to Section 6.1 (excluding all TScan Background Platform IP) and each Party shall, promptly following the later of (a) the Effective Date or (b) the creation of the applicable Know-How, transfer such Know-How to the other Party. The Parties will cooperate in good faith to execute any data transfer agreement(s) necessary to effectuate the foregoing in compliance with Applicable Law or either Party’s internal policies.
6.6
TScan Third Party Payments. Following the Effective Date, TScan or its Affiliate may negotiate and enter into any TScan License Agreement, subject to compliance with the terms and conditions set forth in Exhibit 3 to this Agreement.
6.7
Amgen Independently Identified Antigens. Nothing in this Agreement shall limit Amgen’s right to develop and commercialize any Amgen Independently Identified Antigen or any product Directed thereto, alone or with Third Parties, without the use of or reference to any TScan’s Confidential Information or TScan’s Intellectual Property Rights, without any obligation to TScan. For clarity, this Section 6.7 does not constitute or include the grant of any rights to Amgen, including the grant of any license or similar rights, whether express, by necessity or implication, under any Patents or other intellectual property rights of TScan.
7.
Regulatory and Development Responsibility; Commercialization; Ongoing Reporting Obligations
7.1
Regulatory Responsibility. Except as may otherwise be provided in the Research Work Plan, Amgen will be solely responsible for the preparation, submission and maintenance of all regulatory filings and obtaining all Regulatory Approvals with respect to Products. TScan will cooperate with Amgen, at Amgen’s reasonable request and at Amgen’s cost, with respect to any regulatory matters related to Products. Amgen will own all right, title and interest in and to any and all regulatory filings and Regulatory Approvals directed to Products and all such regulatory filings and Regulatory Approvals will be held in the name of Amgen, and TScan, to the extent reasonably necessary, will execute all documents and take all actions as are reasonably requested by Amgen to vest such title in Amgen.

Amgen Contract No. [***]

7.2
Development Responsibility. All decisions concerning the development and clinical manufacturing, including the clinical and regulatory strategy and design of Products shall be within the sole discretion of Amgen.
7.3
Commercialization. Amgen shall have the sole right, in its sole discretion, to commercialize and otherwise Exploit the Products developed under this Agreement, at its sole cost and expense, including all commercial manufacturing, distribution, marketing and sales activities, pricing and promotion of such Products.
8.
Fees, Royalties and Payments
8.1
Initial Payment. As consideration for the technology access rights and licenses granted to Amgen by TScan under Section 6.1 in connection with this Agreement, Amgen will pay to TScan a payment, not subject to set-off, equal to thirty million Dollars ($30,000,000) within [***] after the later of (a) receipt of an invoice from TScan therefor and (b) completion of the onboarding of TScan into Amgen’s vendor payment system.
8.2
HLA Expansion Fee. In consideration for the designation of each HLA Expansion in accordance with Section 3.2, Amgen shall pay the applicable HLA Expansion Fee to TScan for each HLA Expansion within [***] after receipt of an invoice from TScan therefor, which invoice shall not be issued prior to the time set forth in Section 3.3.3.
8.3
Research and Development Funding. Each Party will be responsible for all costs and expenses incurred by such Party or its Affiliates in connection with its performance of the Research Work Plan.
8.4
Milestones. Amgen will pay to TScan the following milestone payments. Each milestone payment is due and owing only once upon the first achievement by Amgen, its Affiliate or a Sublicensee of the relevant milestone event (and no amounts will be due for subsequent or repeated achievements of the same milestone event by any other Product). In accordance with the foregoing, the maximum total milestone payments payable by Amgen under this Section 8.4 during the Term shall not exceed [***].
8.4.1
Development Milestones. Amgen shall remit to TScan the following development milestone payments (each payable only once during the Term, if at all) in accordance with this Section 8.4.1 and Section 8.7.1. Notwithstanding anything to the contrary in this Agreement, no milestone payments under this Section 8.4.1 shall be payable following the [***] of the Effective Date (the “Development Milestone Term”).

Development Milestone Event	Milestone payment (in US Dollars)
[***]	[***]
[***]	[***]
[***]	[***]

Amgen Contract No. [***]

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
8.4.2
Commercial Milestones. Amgen shall remit to TScan the following commercial milestone payments (each payable only once during the Term, if at all) in accordance with this Section 8.4.2 and Section 8.7.1. Notwithstanding anything to the contrary in this Agreement, no milestone payments under this Section 8.4.1 shall be payable following the [***] anniversary of the Effective Date (the “Commercial Milestone Term”).

Commercial Milestone Event	Milestone Payment (in US Dollars)
Annual worldwide aggregate Net Sales of all Products in excess of [***]	[***]
Annual worldwide aggregate Net Sales of all Products in excess of [***]	[***]
Annual worldwide aggregate Net Sales of all Products in excess of [***]	[***]
Annual worldwide aggregate Net Sales of all Products in excess of [***]	[***]
8.5
Royalties.
8.5.1
Subject to the terms and conditions of this Agreement, Amgen will pay to TScan the following tiered royalty payments:

Amgen Contract No. [***]

Net Sales Tier	Royalty
With respect to any portion of annual Net Sales of Products in the Territory less than [***]	[***] of Net Sales of such Products
With respect to any portion of annual Net Sales of Products in the Territory equal to or greater than [***] and less than [***]	[***] of Net Sales of such Products
With respect to any portion of annual Net Sales of Products in the Territory equal to or greater than [***] and less than [***]	[***] of Net Sales of such Products
With respect to any portion of annual Net Sales of Products in the Territory equal to or greater than [***]	[***] of Net Sales of such Products

Amgen shall pay royalties and deliver royalty reports in accordance with Section 8.7.2 on a country‑by‑country basis. By way of example and without limitation of this Section 8.5.1, if Net Sales of Products are equal to [***], then the royalties payable for such Products, subject to adjustment as set forth in this Section 8.5, would be: [***].

8.5.2
The royalty payment obligation of Amgen under this Section 8.5 with respect to a Product in a country will commence upon the first Commercial Sale of such Product in such country and will expire on a Product-by-Product and country-by-country basis upon the last of: (a) the expiration of the last Valid Claim that Covers such Product within the Collaboration IP (collectively, the “Royalty Patents”), in such country, (b) the expiration of Regulatory Exclusivity for such Product in such country and (c) the [***] of the First Commercial Sale of such Product in such country (the “Royalty Term”).
8.6
[***].
8.6.1
Patent Coverage; Exclusivity Expiration. On a country-by-country basis, in the event that the Exploitation of a Product is not Covered by both a Valid Claim of a Royalty Patent and Regulatory Exclusivity in such country, then the royalty rates set forth in Section 8.5.1 with respect to Net Sales for such Product in such country shall be reduced by [***] (e.g., the royalty rates would be reduced to [***], depending on royalty tier), effective as of the date such Product is no longer Covered by both a Valid Claim of a Royalty Patent and Regulatory Exclusivity in such country.
8.6.2
Generic/Biosimilar Competition. On a Product-by-Product and country-by-country basis, if during any calendar quarter during the Royalty Term in a given country for a given Product, there are one or more Generic/Biosimilar Products being sold in a country with respect to such Product in such country, then the royalty rates contemplated by Section 8.5.1 shall be reduced (as reduced as provided in Section 8.6.1 if applicable), for the remainder of the Royalty Term, by [***], if in any [***] the Net Sales of such Product are less than [***] as compared with

Amgen Contract No. [***]

average quarterly Net Sales of such Product in the [***] period in the applicable country immediately preceding the marketing or sale of a Generic/Biosimilar Product with respect to such Product.
8.6.3
Third Party Payments. On a Product-by-Product and country-by-country basis, if Amgen or any of its Affiliates or Sublicensees determines in its good faith judgment that it is (i) reasonably necessary or useful to obtain a license under any Intellectual Property Rights owned or Controlled by a Third Party or (ii) advisable to obtain a license under any Intellectual Property Rights owned or Controlled by a Third Party, in each case of (i) and (ii) in order to make, use, sell, offer for sale, import or otherwise Exploit such Product in such country, then Amgen will be entitled to deduct up to [***] of any royalty, up-front and other lump sum paid to such Third Party for Exploitation of such Product under such license for a given calendar year, from the royalty or milestone payments that would otherwise be due and owing in accordance with Section 8.4 or Section 8.5.1 with respect to such Product for such same calendar year.
8.6.4
Collaboration Third Party License Payments. On a Product-by-Product and country-by-country basis, Amgen will be entitled to deduct up to [***] of any Collaboration Third Party License Payments that are royalty payments, up-front payments and other lump sum payments paid by Amgen for a given [***], to the extent such Collaboration Third Party License Payments relate to such Product, from the royalty payments that would otherwise be due and owing in accordance with Section 8.5.1 with respect to such Product for such same [***].
8.6.5
Payments under BWH License Agreement. TScan will be solely responsible for the payment of all costs arising under the BWH License Agreement. TScan will promptly make all such payments in accordance with the provisions of the BWH License Agreement.
8.6.6
Royalty Floor. Notwithstanding the reductions and deductions provided in Sections 8.6.1-8.6.4 (inclusive), in no event shall the royalties due and payable by Amgen hereunder in connection with the sale of any Product be reduced to an amount that is less than [***] of Net Sales of such Product during any calendar year during the Royalty Term for such Product (the “Royalty Floor”); provided, however, that any excess amounts that are not deducted and would have been deductible from the royalty payments in a given [***] but for the application of the Royalty Floor may be carried forward and offset against future royalties due in subsequent calendar years until the earlier of the time at which all such excess amounts are offset in full or the Royalty Term for such Product has expired.
8.7
Payment.
8.7.1
Payment of Milestones. Upon Amgen achieving a milestone that triggers a milestone payment obligation pursuant to Section 8.4, Amgen shall deliver written notice to TScan within [***] after achieving any milestone, and will make the corresponding milestone payment within [***] after Amgen’s receipt of the corresponding invoice from TScan.
8.7.2
Payment of Royalties. Amgen will make quarterly royalty payments to TScan for Products sold during such calendar quarter within [***] after the last day of each calendar quarter; it being understood and agreed that any currency exchange shall be calculated in accordance with Section 8.7.4. Each royalty payment will be accompanied by a written report for

Amgen Contract No. [***]

that calendar quarter specifying the amount of Net Sales, the royalty rate and the amount of royalty payable on such Net Sales for the applicable Product sold by Amgen, its Affiliates, licensees and Sublicensees, on a country‑by‑country basis, during each quarterly reporting period, and the corresponding royalties payable under this Agreement.
8.7.3
Payment Method. Unless otherwise agreed by the Parties, all amounts due hereunder will be paid in Dollars by wire transfer in immediately available funds in accordance with the written instructions provided by TScan or such other bank account as TScan may from time to time notify Amgen. If at any time legal restrictions in any jurisdiction prevent the prompt remittance of any payments with respect to sales therein, Amgen will have the right and option to make such payments by depositing the amount thereof in local currency to an TScan account in a bank or depository in such jurisdiction. Any payments or portions thereof due hereunder which are not paid on the date such payments are due will bear interest from the due date until the date of payment calculated at the annual rate of prime (as quoted by The Wall Street Journal, Internet U.S. Edition at www.wsj.com on the date said payment is due) plus [***]; provided, however, that in no event shall said annual interest rate exceed the maximum rate permitted by Applicable Law. Each such payment when made shall be accompanied by all interest so accrued.
8.7.4
Currency Conversion for Milestone Payments and Calculation of Net Sales. For any currency conversion required in connection with any payment hereunder, or in determining the amount of royalties due, the Dollar equivalent shall be calculated on a quarterly basis in the currency of the country of sale and converted to their Dollar equivalent using the average rate of exchange over the applicable calendar quarter to which the sales relate, in accordance with GAAP and Amgen’s then current standard methods consistently applied; provided, however, that if, at such time, Amgen does not use a rate for converting into U.S. Dollar equivalents that is maintained in accordance with GAAP, then Amgen shall use a rate of exchange which corresponds to the rate of exchange for such currency reported in The Wall Street Journal, Internet U.S. Edition at www.wsj.com on the second to last business day of the applicable reporting period (or such other publication as agreed-upon by the Parties) (or, if unavailable on such date, the first date thereafter on which such rate is available). Amgen will inform TScan as to the specific exchange rate translation methodology used for a particular country or countries. For purposes of determining the amount of royalties due, the amount of Net Sales in any foreign currency will be computed by converting such amount into Dollars as provided in this Section 8.7.4.
8.7.5
Changes to Amgen’s accounting and financial reporting practices. From time to time, Amgen may change its accounting and financial reporting practices from calendar quarters and calendar years to fiscal quarters and fiscal years or vice versa. If Amgen notifies TScan of a change in Amgen’s accounting and financial reporting practices from calendar quarters and calendar years to fiscal quarters and fiscal years or vice versa, then thereafter, beginning with the period specified in the notice, the payment, reporting and other obligations of Amgen hereunder related to calendar quarters and calendar years shall be deemed satisfied by compliance therewith in accordance with the new reporting periods (fiscal reporting periods or calendar reporting periods, as the case may be) instead of the previously utilized reporting periods.
8.8
Records; Audits. Amgen will keep, or cause or procure to be kept, and, for at least [***] from the date of the applicable written report delivered in accordance with Section 8.7.2, retain, complete and accurate data, accounts and supporting documentation in respect of all

Amgen Contract No. [***]

Products sold by or on behalf of Amgen and/or its Affiliates and the Net Sales thereof solely for the purposes of and to the extent such Records are reasonably required for the computation and verification of royalties and all other sums payable under this Agreement (collectively, “Records”). Amgen will give to, or procure for, TScan’s nominated representative, which shall be an independent public accounting firm reasonably acceptable to Amgen (the “Accounting Firm”), upon reasonable request in writing (provided that such request will provide Amgen with not less than [***] notice) and no more than once in any [***] period (subject to any access reasonably necessary to clarify the issues and unless good reason otherwise exists), access to Amgen’s Records during Amgen’s regular business hours for the sole purpose of verifying computation and verification of royalties and other sums payable under this Agreement within the [***] period preceding the date of the request for review. No calendar year will be subject to audit under this Section 8.8 more than once. The Accounting Firm will be required to sign Amgen’s confidential disclosure agreement prior to performing any audit procedures or receiving any information from Amgen. The report and communication of such Accounting Firm shall be limited to a certificate stating whether any report made or payment submitted by Amgen during such period is accurate or inaccurate and the amount of any payment discrepancy, regardless if the discrepancy is favorable or unfavorable to TScan. TScan shall provide Amgen with a copy of each such report within [***] of its receipt. Should the inspection lead to the discovery of a discrepancy to TScan’s detriment, Amgen shall pay the amount of the discrepancy within [***] of Amgen’s agreement with the findings of the inspection. Should the inspection lead to the discovery of a discrepancy to Amgen’s detriment, Amgen will have the right to deduct such amount from any future royalty payment obligations; to the extent that no or insufficient future royalty obligations are reasonably expected to be due within six (6) months to TScan, TScan agrees to pay such amount to Amgen within [***] of receiving an invoice from Amgen. TScan shall pay the full cost of the inspection unless the discrepancy is to TScan’s detriment and is greater than [***] due in such calendar year, in which case Amgen shall pay the reasonable cost charged by the Accounting Firm for such inspection.
8.9
Confidentiality. All information provided to TScan pursuant to any audit performed under Section 8.8 shall be deemed the Confidential Information of Amgen and subject to the confidentiality provisions of Article 9.
8.10
Tax, Withholdings.
8.10.1
In the event that any Applicable Law requires Amgen to withhold taxes with respect to any payment to be made by Amgen pursuant to this Agreement, Amgen (a) will notify TScan of such withholding requirement prior to making the payment to TScan (such notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least a reasonable period of time before such deduction or withholding is required, in order for such non-paying Party to obtain reduction of or relief from such deduction or withholding), and (b) provide such assistance to TScan, including the provision of such standard documentation as may be required by a tax authority, as may be reasonably necessary in TScan’s efforts to claim an exemption from or reduction of such taxes. Amgen will, in accordance with such Applicable Law, withhold taxes from such payment, remit such taxes to the appropriate tax authority, and furnish TScan with proof of payment of such taxes within [***] following the payment. If taxes are so withheld and paid to a tax authority, Amgen shall provide reasonable assistance to TScan to obtain a refund of taxes withheld, or obtain a credit with respect

Amgen Contract No. [***]

to taxes paid. If any taxes are so withheld and paid to the appropriate tax authority in accordance with this Section 8.10.1, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to TScan, TScan shall provide Amgen any tax forms (including Internal Revenue Service Forms W-9 or applicable W-8) that may be reasonably necessary in order for Amgen to determine whether to withhold tax on any such payments or to withhold tax on such payments at a reduced rate under Applicable Law, including any applicable bilateral income tax treaty.
8.10.2
All payments due to TScan from Amgen pursuant to this Agreement shall be paid exclusive of any value-added tax, sales tax, consumption taxes and other similar taxes (“Indirect Taxes”) (which, if applicable, shall be payable by Amgen upon receipt of a valid Indirect Tax invoice). If TScan determines that it is required to report any such tax, Amgen shall promptly provide TScan with applicable receipts and other documentation necessary or appropriate for such report. For clarity, this Section 8.10.2 is not intended to limit Amgen’s right to deduct value-added taxes in determining Net Sales.
8.11
Invoices. All invoices shall be submitted to:

Amgen Inc.

Accounts Payable

PO Box 667

Newbury Park, CA 91319-0667

Attention: Partnership Accounting

Reference: Amgen Contract No. [***]

Email: [***]

Within [***] of Amgen’s receipt of this fully signed Agreement, Amgen will provide a purchase order number to TScan. TScan agrees to submit invoices to Amgen (on a timely basis) for all payments due hereunder. Invoices must reference Amgen’s contract number and the purchase order number. Invoices not referencing the contract number and the purchase order number will be subject to delay or rejection.

9.
Confidentiality
9.1
Definition. During the Term and subject to the terms and conditions of this Agreement, a Party or its Affiliates (collectively, the “Disclosing Party”) may communicate to the other Party or its Affiliates (collectively, the “Receiving Party”) or the Receiving Party may otherwise receive confidential information in connection with this Agreement or the performance of its obligations hereunder, including Know-How; information regarding improvements or Intellectual Property Rights (including unpublished patent applications); reports provided pursuant to this Agreement; scientific and manufacturing information and plans; marketing and business plans; financial and personnel matters relating to the Disclosing Party or its present or future products, sales, suppliers, customers, employees, investors or business; and other proprietary or confidential information, patentable or otherwise; in all cases, whether in written, oral, electronic, photographic, graphical, machine-readable or other form, whether or not marked as confidential or proprietary (collectively, “Confidential Information”). The Parties acknowledge and agree that (a) any information to the extent relating to the TScan Background Platform IP or TScan

Amgen Contract No. [***]

Platform Improvements shall be TScan’s Confidential Information (b) any information to the extent relating to the Amgen IP or Collaboration IP (including, for the avoidance of doubt, Collaboration IP and Collaboration Data) shall be Amgen’s Confidential Information. TScan and Amgen entered into a Confidential Disclosure Agreement, dated [***] (as amended, the “CDA”). Any Confidential Information relating thereto previously disclosed by the Parties pursuant to the CDA shall now be Confidential Information for purposes of this Agreement and each of the Parties shall treat all such Confidential Information as such in accordance with the terms hereof, and this Agreement hereby supersedes the CDA with respect to the Parties hereto.
9.2
Exclusions.
9.2.1
Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to the extent that Receiving Party can demonstrate by contemporaneous written evidence that the Disclosing Party’s Confidential Information:
(a)
was already known to the Receiving Party outside of the activities conducted under the Research Work Plan, other than under an obligation of confidentiality or non-use, at the time of disclosure to the Receiving Party;
(b)
was generally publicly available or known to parties reasonably skilled in the field to which such information or Know-How pertains, or was otherwise part of the public domain, at the time of its disclosure to the Receiving Party;
(c)
became generally publicly available or known to parties reasonably skilled in the field to which such information or Know-How pertains, or otherwise became part of the public domain, after its disclosure to the Receiving Party through no fault of or breach of its obligations under this Article 9 by the Receiving Party;
(d)
was disclosed to the Receiving Party other than under an obligation of confidentiality or non-use, by a party other than the Disclosing Party who had no obligation to the Disclosing Party or any Third Party not to disclose such information or Know-How to others; or
(e)
was independently discovered or developed by the Receiving Party or its Affiliates, outside of the activities conducted under the Research Work Plan, without the use of or reference to, and by personnel who had no knowledge of or access to, any Confidential Information of the Disclosing Party.
9.2.2
Specific aspects or details of Confidential Information will not be deemed to be within the public domain or in the possession of a Person merely because the Confidential Information is embraced by more general information in the public domain or in the possession of such Person. Further, any combination of Confidential Information will not be considered in the public domain or in the possession of a Person merely because individual elements of such Confidential Information are in the public domain or in the possession of such Person unless the combination and its principles are in the public domain or in the possession of such Person.

Amgen Contract No. [***]

9.3
Disclosure and Use Restriction. The Receiving Party and its licensees and Sublicensees will keep completely confidential with the same degree of care with which the receiving Party holds its own Confidential Information (but in no event less than a commercially reasonable degree of care) and will not publish or otherwise disclose and will not use for any purpose, except in connection with the performance of its obligations and exercise of its rights under this Agreement, any Confidential Information of the Disclosing Party, its licensees or Sublicensees. Nothing in this Article 9 shall be construed as granting any rights to any Party in any Intellectual Property Rights of the other Party.
9.4
Authorized Disclosure. A Receiving Party may disclose Confidential Information of a Disclosing Party or the existence and terms of this Agreement to the extent that such disclosure is:
9.4.1
made in response to a valid order of a court of competent jurisdiction or other Governmental Authority of competent jurisdiction; provided, however, that the Receiving Party will first have given notice to the Disclosing Party to the extent permissible under Applicable Law and given the Disclosing Party a reasonable opportunity, and provided reasonable assistance upon the Disclosing Party’s reasonable request, to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or Governmental Authority or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order;
9.4.2
otherwise required by Applicable Law (including any securities law or regulation or the rules of a securities exchange or as a requirement in filing for an International Nonproprietary Name (INN) or the like); provided, however, that the Disclosing Party will provide the Receiving Party with reasonable notice of such disclosure in advance thereof to the extent practicable; and provided, further, that the Confidential Information disclosed will be limited to that information which is legally required to be so disclosed by such Applicable Law;
9.4.3
made by the Receiving Party to Governmental Authorities as required in connection with any application, filing, or similar requests for Regulatory Approval; provided, however, that reasonable measures will be taken to assure confidential treatment of such information; and provided, further, that the Confidential Information disclosed will be limited to that information required in connection with such application, filing, or similar request for Regulatory Approval;
9.4.4
made by the Receiving Party, in the performance of this Agreement and/or as reasonably required to Exploit any Product, to Affiliates, collaboration partners, permitted Sublicensees and their respective employees, consultants, contractors, representatives or agents, each of whom has a need to know such Confidential Information in order to perform the Receiving Party’s obligations or exercise the Receiving Party’s rights under this Agreement and whom, prior to disclosure, must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9, provided that the Receiving Party will use diligent efforts to cause such Persons to comply with the restrictions on use and disclosure in this Article 9 and

Amgen Contract No. [***]

the Receiving Party will be liable to the Disclosing Party for those Persons maintaining the Disclosing Party’s Confidential Information in confidence and using such Confidential Information only for the purposes described herein;
9.4.5
made by the Receiving Party to bona fide potential or actual financing sources, underwriters or acquisition partners (including attorneys, accountants, consultants, bankers or financial advisors of the foregoing) who reasonably require such Confidential Information, who are informed of the confidential nature of such information and who are bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9 (which may include, solely with respect to attorneys and accountants, professional ethical obligations); or
9.4.6
a disclosure of the terms of this Agreement made in accordance with Section 9.6 or Section 9.7.
9.5
Disclosure Laws. Notwithstanding anything to the contrary in this Agreement, TScan acknowledges and agrees that (a) Amgen is permitted to publicly disclose information regarding this Agreement, as necessary, to comply with Applicable Law (including without limitation the U.S. Physician Payments Sunshine Act and similar state laws) (collectively, “Disclosure Laws”) and (b) this information may include without limitation payments, or other transfers of value, made on behalf or at the request of Amgen to physicians, teaching hospitals, and other persons or entities that are the subject of the Disclosure Laws (each a “Disclosure Subject”). TScan agrees to promptly respond to, and cooperate with, the reasonable requests of Amgen regarding collection of information regarding and compliance with Disclosure Laws. TScan shall collect and, no later than [***] after each calendar quarter during the Term and no later than [***] after the termination or expiration of the Agreement, submit in a format reasonably requested by Amgen the following information for each Disclosure Subject that, in connection with or as a result of performance of the activities performed by or on behalf of TScan pursuant to this Agreement, received payments or other transfers of value in the calendar year prior to the year in which such submittal is to be made hereunder: (a) the amounts, dates, and description of payments made to, or other transfers of value to, each Disclosure Subject; (b) the name, address, specialty(ies), and, if applicable, National Provider Identifier number of each Disclosure Subject; and (c) a description of the goods or services provided by each Disclosure Subject in return for such payments or transfers of value. TScan agrees to insert the following or substantially similar language into its agreements with HCPs engaged under this agreement: “You acknowledge that Amgen will disclose the information necessary for it to comply with applicable laws concerning the transparency of its engagements with you, which could, for example, include your name, country or state of medical practice, your medical license number or equivalent, the services you provided to our clients under the engagements, and the nature and form of compensation you received for those services.”
9.6
Existence and Terms of Agreement to be Maintained in Confidence. Subject to the other provisions of this Article 9 (including the exception for any public disclosures made in compliance with the terms of this Section 9.6 and permitted disclosures under Section 9.4), the Parties agree that the existence and the terms of this Agreement and the relationship between the Parties are confidential and will not be disclosed by either Party to any Third Party without advance written permission of the other Party; provided, however, that each Party may disclose the existence and terms of this Agreement (but excluding disclosure of any Research Work Plans,

Amgen Contract No. [***]

[***]) to existing or potential acquirers or merger candidates, potential collaborators, investment bankers, or other financial institutions for purposes of obtaining financing or in the connection with the sale of securities, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9. Notwithstanding the foregoing, either Party may disclose the terms of this Agreement to the extent required to comply with Applicable Law, including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent Governmental Authority in any country in the Territory; provided that such Party will provide the other Party a reasonable opportunity to review such disclosure and reasonably consider the other Party’s comments regarding confidential treatment sought for such disclosure or portions thereof.
9.7
Press Releases; Use of Name; Publications.
9.7.1
Neither Party will issue or cause the publication of any other press release or public announcement regarding the terms of this Agreement without the express prior approval of the other Party other than as required to comply with Applicable Law, including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent Governmental Authority in any country in the Territory; provided that such Party will provide the other Party a reasonable opportunity to review such disclosure and reasonably consider the other Party’s comments regarding confidential treatment sought for such disclosure.
9.7.2
Except as expressly provided herein, no other right, express or implied, is granted to either Party by this Agreement to use in any manner any trademark or trade name of the other Party including the names “Amgen” and “TScan” without the prior written consent of the owning Party.
9.7.3
Amgen will have the sole right (without TScan’s consent or review) to publish and make scientific presentations with respect to Products, the Collaboration IP, Collaboration Data, Collaboration Samples, Program Research, and Amgen’s Confidential Information (but not, for the avoidance of doubt, with respect to any aspect of the TScan Platform), except as set forth in Section 9.7.5.
9.7.4
TScan shall not be permitted to publish or present on any results or data arising out of the Program Research (including any analysis of Collaboration Samples); provided, however, that TScan will have the sole right to publish and make scientific presentations with respect to any TScan Platform Improvements arising out of the Collaboration, subject to the requirements set forth in this Section 9.7.4 and in Section 9.7.5.
(a)
TScan proposes to publish or present on any TScan Platform Improvements arising out of the Collaboration, Amgen shall, in accordance with and to the extent provided in Section 9.7.4(a), have the right to review and comment on any material proposed for such publication or presentation by TScan, including, for example, as by oral presentation at scientific conferences or seminars, scientific journal manuscripts, and the like, or abstracts.
(b)
With respect to any such publications or presentation, before any such material is submitted for publication or presentation, TScan shall deliver a complete copy of such material to Amgen at least [***] prior to the proposed submission for publication or

Amgen Contract No. [***]

presentation, and Amgen shall use reasonable efforts to give its comments to TScan as promptly as practicable following delivery of such material. TScan shall (a) comply with any request from Amgen to delete Amgen’s Confidential Information in any such material, and (b) delay any submission for publication or presentation for a period of up to an additional [***] for the purpose of preparing and filing appropriate patent applications in accordance with the terms of Article 10 hereof.
9.7.5
Each Party’s contribution to a publication shall be acknowledged in any publication by co-authorship or acknowledgment, in accordance with International Committee of Medical Journal Editors (ICMJE) or other applicable guidelines. Consistent with those guidelines, authorship will be based upon substantial contribution to the design, analysis, interpretation of data, drafting and/or critically revising any publication(s) derived from this Agreement, and authors must engage in the drafting of the publication or revise it critically for important intellectual content. Each Party agrees to maintain reasonable evidence of its compliance with such guidelines for authorship, and that it will provide such evidence to the other Party upon request.
9.8
Attorney-Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the Applicable Law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles but are not obligated to do so.
9.9
Notices. Notwithstanding the terms of Section 15.4, the Parties may determine by mutual consent that notices in connection with this Article 9 can be delivered via email, at such email addresses as provided by each Party in writing.
9.10
Survival. The confidentiality and non-use obligations set forth in this Article 9 shall survive the expiration or termination of this Agreement for [***].
10.
Filing, Prosecution and Maintenance of Patents
10.1
Intellectual Property Ownership.
10.1.1
Background IP. TScan will own all right, title, and interest in the TScan Background Platform IP and Amgen will own all right, title, and interest in the Amgen IP. Notwithstanding anything to the contrary in this Agreement, including Section 6.6 and Exhibit 3, TScan shall maintain the BWH License Agreement and any Agreements that it has with Third Parties with respect to any rights to any Intellectual Property Rights of any Third Party licensed to TScan that is sublicensed to Amgen under this Agreement (including the BWH License Agreement) (collectively, “In-Licensed IP Agreements”) in full force and effect, and will not take any action, or fail to take any action, that would cause TScan to breach its obligations under

Amgen Contract No. [***]

the In-Licensed IP Agreements or otherwise diminish the scope or exclusivity of the rights granted to Amgen under this Agreement through amendment, waiver, or otherwise, without the prior written consent of Amgen, which consent will not be unreasonably withheld or delayed. TScan will give written notice to Amgen with [***] after becoming aware of (a) any facts or circumstances that constitute a breach of any In-Licensed IP Agreement by TScan that could lead to termination under the terms of such In-Licensed IP Agreement, and (b) any notice, correspondence, or communication alleging or confirming a breach of any In-Licensed IP Agreement by TScan. TScan will use Commercially Reasonable Efforts to promptly cure any such breach by it or its Affiliates of the In-Licensed IP Agreements within the timeframes set forth in the relevant In-Licensed IP Agreements to avoid the termination of such agreements. If TScan receives notice of such a breach by TScan or one of its Affiliates of the In-Licensed IP Agreements, where termination of the In-Licensed IP Agreements or any diminishment of the scope or exclusivity of the licenses thereunder is being or could be sought by the relevant Third Parties as a result of such breach, then TScan will promptly, but in any event within [***] following TScan’s receipt of such notice, provide written notice thereof to Amgen, and TScan will reasonably consider any offer from Amgen to assist in curing such breach.
10.1.2
Collaboration IP. Amgen shall own all right, title and interest in and to any and all Collaboration IP (including, for the avoidance of doubt, the Collaboration Data). Except as expressly stated in this Agreement, all Collaboration IP shall be the Confidential Information of Amgen, and Amgen will be deemed to be the Disclosing Party with respect thereto for purposes of Article 9.
10.1.3
TScan Platform Improvements. Notwithstanding Section 10.1.2, TScan shall own all right, title and interest in and to any and all TScan Platform Improvements, and TScan Platform Improvements will not be considered Collaboration IP. Except as expressly stated in this Agreement, all TScan Platform Improvements shall be the Confidential Information of TScan, and TScan will be deemed to be the Disclosing Party with respect thereto for purposes of Article 9.
10.1.4
Assignment Obligations. Each Party shall, and does hereby, assign, and shall cause its Affiliates to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Collaboration IP or TScan Platform Improvements, as applicable, as is necessary to fully effect, as applicable, the allocation of ownership set forth in Section 10.1.1, Section 10.1.2, and Section 10.1.3.
10.1.5
Disclosure; Further Assurances. Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates, Sublicensees and contractors to so disclose, the conception of any Intellectual Property Rights which is required to be assigned or licensed to the other Party hereunder. Without limiting the foregoing, TScan shall promptly disclose to Amgen in writing, and shall cause its Affiliates and contractors to so disclose, the conception of any Collaboration IP and Amgen shall promptly disclose to TScan in writing, and shall cause its Affiliates, Sublicensees and contractors to so disclose, the conception of any TScan Platform Improvement. Each Party shall cause its sublicensees (including with respect to Amgen, Sublicensees) and Affiliates, and their respective employees, consultants, agents, or independent contractors to so assign to such Party, such person’s or entity’s right, title and interest in and to the foregoing, and all Intellectual Property Rights therein, as is necessary to enable such Party to fully effect the ownership of the foregoing, and Intellectual Property Rights therein, as provided in this

Amgen Contract No. [***]

Agreement. Each Party shall also include provisions in its relevant agreements with Third Parties performing activities on its behalf pursuant to this Agreement, that effect the intent of this Article 10. Each Party hereby appoints the other Party as attorney-in-fact of such Party to execute and deliver all documents reasonably required to evidence or record any assignment pursuant to this Agreement if such Party is unable, after making reasonable inquiry, to obtain assistance of such other Party with respect to any such document. Each Party shall, and shall cause its sublicensees (including with respect to Amgen, Sublicensees) and Affiliates, and their respective employees, consultants, agents, or independent contractors to, cooperate with the other Party and take all reasonable additional actions and execute such agreements, instruments and documents as may be reasonably required to perfect such other Party’s right, title and interest in and to Intellectual Property Rights as set forth in this Section 10.1.
10.2
Patent Prosecution.
10.2.1
TScan Prosecuted Patents. TScan will have the sole right but not the obligation, at its own cost, for preparing, filing, prosecuting (including provisional, reissue, continuing, continuation-in-part, and substitute applications and any foreign counterparts thereof), and maintaining all Patents within the TScan Background Platform IP and the TScan Platform Improvements (collectively, the “TScan Prosecuted Patents”), and conducting any interferences and oppositions or similar proceedings relating to the TScan Prosecuted Patents.
10.2.2
Amgen Prosecuted Patents. Amgen will have the sole right but not the obligation, at its own cost, for preparing, filing, prosecuting (including provisional, reissue, continuing, continuation-in-part, and substitute applications and any foreign counterparts thereof), and maintaining all Patents within the Amgen IP and the Collaboration IP (collectively, the “Amgen Prosecuted Patents”) and conducting any interferences and oppositions or similar proceedings relating to the Amgen Prosecuted Patents.
10.3
Regulatory Exclusivities. Amgen shall have the sole right to make the following filings with Regulatory Authorities in the Territory with respect to the Products, including to the extent related to Amgen Patents: (a) in the United States, to be listed in the FDA’s Orange Book if, in the future, legislation employs the Orange Book for biologics, or its equivalent, and (b) outside the United States, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents.
10.4
Defense and Settlement of Third Party Claims. If any Product Exploited by, on behalf of, or under authority of Amgen becomes the subject of a Third Party’s claim or assertion of infringement of a Patent, the Party first having notice of the claim or assertion shall promptly notify the other Party. Unless the Parties otherwise agree in writing, Amgen shall have the first right, but not the obligation, at its sole cost and expense, and through counsel of its choosing, to assume direction and control of the defense and settlement of any such claim; provided, however, that neither Amgen nor TScan shall enter into any settlement of any claim described in this Section 10.4 that (a) admits to the invalidity or unenforceability of any Patent Controlled by the other Party (or otherwise effects the scope, validity or enforceability of such Patent), (b) incurs any financial liability on the part of any other Party, or (c) requires an admission of liability, wrongdoing or fault on the part of the other Party, in each case (a)-(c), without such other Party’s written consent. In any event, TScan shall reasonably assist Amgen and cooperate in any such litigation at Amgen’s

Amgen Contract No. [***]

request and expense (including, if necessary, by joining in, or being name as a necessary party to, such action). Without limiting the foregoing, if Amgen is not the Party that Controls the Patent in question, then TScan has the right to join any such action. Notwithstanding any other provision to the contrary, to the extent that any claim described in this Section 10.4 is an indemnified claim described in Section 12.1 or 12.2, then, to the extent there is any conflict between the provisions of this Section 10.4 and Section 12.1 or 12.2, Section 12.1 or 12.2 shall govern.
10.5
Third Party Defense or Counterclaim; Declaratory Judgment or Similar Action.
10.5.1
If a Third Party asserts (a) as a defense or as a counterclaim in any infringement action under Section 10.4, or (b) in a declaratory judgment action or similar action or claim filed by such Third Party, that any TScan Prosecuted Patent is invalid or unenforceable (an “Invalidity Claim”), then the Party defending such action shall promptly give written notice to the other Party. Each Party shall reasonably cooperate with the other Party in any such action.
10.5.2
With respect to the TScan Prosecuted Patents, TScan shall, at its own cost, control the defense against, and response to, such Invalidity Claim; provided that in the event that Amgen is the defending party with respect to such claim, Amgen shall initially bear the costs, and TScan shall reimburse Amgen for such costs and expenses.
10.5.3
With respect to the Amgen Prosecuted Patents, Amgen shall, at its own cost, control the defense against, and response to, such Invalidity Claim; provided that in the event that TScan is the defending party with respect to such claim, TScan shall initially bear the costs, and Amgen shall reimburse TScan for such costs and expenses.
10.6
Enforcement.
10.6.1
Notice of Infringement. The Parties hereto shall inform each other promptly of any infringement or colorable cause of action for infringement of any TScan Prosecuted Patent or Amgen Prosecuted Patent.
10.6.2
Amgen Enforcement. Amgen shall have the sole right to enforce the Amgen Prosecuted Patents against any infringement or alleged infringement thereof. Amgen may, at its own expense, institute suit against any infringer or alleged infringer and control and defend such suit in a manner consistent with the terms and provisions hereof. TScan shall reasonably cooperate in any such litigation at Amgen’s expense including, where necessary, joining in, or being named as a necessary party to, such litigation. Amgen shall not enter into any settlement of any claim described in this Section 10.6.2 that (x) incurs any financial liability on the part of TScan, or (y) requires an admission of liability, wrongdoing or fault on the part of TScan, in each case (x) and (y), without TScan’s prior written consent.
10.6.3
TScan Enforcement. TScan shall have the sole right to enforce the TScan Prosecuted Patents against any infringement or alleged infringement thereof. TScan may, at its own expense, institute suit against any infringer or alleged infringer and control and defend such suit in a manner consistent with the terms and provisions hereof. Amgen shall reasonably cooperate in any such litigation at TScan’s expense including, where necessary, joining in, or being named as a necessary party to, such litigation. TScan shall not enter into any settlement of any claim

Amgen Contract No. [***]

described in this Section 10.6.3 that (x) incurs any financial liability on the part of Amgen, or (y) requires an admission of liability, wrongdoing or fault on the part of Amgen, in each case (x) and (y), without Amgen’s prior written consent.
10.6.4
Progress Reporting. The Party initiating any enforcement action (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such enforcement action.
10.6.5
Recoveries. Except as otherwise expressly provided in this Section 10.6, the Enforcing Party shall bear all costs and expenses in connection with such proceeding. Without limiting the foregoing, any damages, settlements or other monetary awards recovered shall be shared as follows: the amount of such recovery actually received Enforcing Party shall first be applied to the out-of-pocket costs of each Party in connection with such action, provided that if the amount of such recovery is less than the total of such costs of both Parties, such recovery shall be allocated pro rata on the basis of each Party’s respective costs; and then the remainder of the recovery shall be shared as follows:
(a)
If Amgen is the Enforcing Party, then such recovery shall be retained by Amgen.
(b)
If TScan is the Enforcing Party, then such recovery shall be retained by TScan.
10.7
Product Trademarks. Amgen shall own all right, title, and interest to trademarks, branding and logos associated specifically with each Product in the Territory, and shall be responsible for the registration, prosecution, maintenance, enforcement and defense thereof, in each case at Amgen’s sole cost and expense.
11.
Term and Termination
11.1
Term. This Agreement is effective as of the Effective Date and will expire upon the expiration of the last Royalty Term in the last country for the last Product, unless earlier terminated in accordance with Article 11 or Section 13.5.4 (collectively, the “Term”). Upon expiration of this Agreement, the licenses granted under Section 6.2 of this Agreement by TScan to Amgen shall, on a Product-by-Product and country-by-country basis, continue and become fully paid-up, non-royalty bearing, perpetual, irrevocable and non-exclusive.
11.2
Termination for Insolvency. Either Party will have the right to terminate this Agreement if, at any time, the other Party: (a) files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (b) proposes a written agreement of composition or extension of its debts, (c) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within forty-five (45) days after the filing thereof, (d) passes a resolution for its winding up or proposes to be or is a party to any dissolution or liquidation or (e) if such other Party makes or will make an assignment for the benefit of its creditors.
11.3
Termination for Material Breach.

Amgen Contract No. [***]

11.3.1
If a Party determines that the other Party has materially breached this Agreement, such non-breaching Party will have the right to give such breaching Party written notice specifying the nature of the breach.
11.3.2
If such material breach is not reasonably cured within ninety (90) days of delivery of notice in accordance with Section 11.3.1 (provided the time period for curing breaches regarding a failure to pay any amounts hereunder shall be no more than [***]), then the non-breaching Party will be entitled, by providing written notice to the breaching Party and without prejudice to any other rights available to it by Applicable Law or in equity, to terminate this Agreement by written notice to the other Party effective immediately upon receipt; provided, however, that the breaching Party is undertaking Commercially Reasonable Efforts to cure such breach during such ninety (90) day period but such breach is not reasonably able to be cured within such ninety (90) days after receipt of written notice thereof, then the breaching Party shall have an additional [***] to effect such cure, provided that the breaching Party is undertaking Commercially Reasonable Efforts to cure such breach during such additional [***] period and shall have provided to the non-breaching Party a written plan intended to cure such breach within such additional period. Notwithstanding the foregoing, in the event of a good faith dispute as to whether a material breach by a Party has occurred, the foregoing cure period with respect thereto will be tolled pending final resolution of such dispute in accordance with the terms of this Agreement; provided, however, if such dispute relates to payment, such tolling of the cure period will only apply with respect to payment of the disputed amounts, and not with respect to any undisputed amount. Termination of this Agreement pursuant to this Section 11.3 is without prejudice to any other rights and remedies conferred on the terminating party by this Agreement or by Applicable Law.
11.4
Termination by Amgen. Amgen will have the right to terminate this Agreement in its entirety at any time upon ninety (90) days’ prior written notice to TScan.
11.5
Termination for a Change of Control of TScan. Amgen will have the right to terminate this Agreement in its entirety upon [***] prior written notice to TScan if TScan undergoes a Change of Control.
11.6
Termination for Anti-Bribery and Anti-Corruption Matters. Either Party will have the right to terminate this Agreement in its entirety as set forth in Section 13.5.4.
11.7
Consequences of Expiration and Termination. Upon expiration or termination of this Agreement by a Party, as applicable, under Section 11.1 or Sections 11.2-11.6, the following shall apply:
(a)
Effective upon TScan’s receipt of a notice of termination of the Agreement from Amgen, TScan shall use Commercially Reasonable Efforts to promptly and efficiently wind down its research activities under the Research Work Plan then in effect (if any).
(b)
TScan shall cease all Program Research, and the restrictions on TScan pursuant to Section 6.4 shall terminate upon expiration of the Indication Exclusivity Period; provided, however, that TScan shall not directly or indirectly use or reference any Confidential Information of Amgen for any further activities;

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(c)
All licenses granted pursuant to Section 6.1 and Section 6.2 by either Party will terminate;
(d)
Termination or expiration of this Agreement will be without prejudice to any payments that accrued but were unpaid before the effective date of such termination;
(e)
The JSC (and all subcommittees) will be dissolved as of the effective date of such termination;
(f)
If, prior to the expiration of the Program Term, this Agreement is terminated by Amgen pursuant to Section 11.2, Section 11.3, or Section 11.6, Amgen, its Affiliates and Sublicensees may continue to Exploit Identified Targets or Products and Amgen’s obligations under Article 8 (other than to the extent accrued but unpaid at the time of such termination) shall terminate;
(g)
If this Agreement is terminated by Amgen or TScan in any circumstance other than as described in Section 11.7(f), and Amgen, its Affiliates or Sublicensees continue to exploit Identified Targets or Products, the terms set forth in Article 8 shall survive such termination until the expiration of the Development Milestone Term, Commercial Milestone Term, or Royalty Term, as applicable; and
(h)
Certain provisions herein will survive termination, in accordance with Section 11.10.
11.8
Certain Additional Remedies of Amgen in Lieu of Termination. Notwithstanding the foregoing Section 11.7, if this Agreement is terminable by Amgen pursuant to Section 11.2, Section 11.3, or Section 11.6, then, at Amgen’s discretion, in lieu of exercising such termination right but without limitation of any of Amgen’s other remedies, Amgen shall have the right, by way of written notice to TScan to continue this Agreement in accordance with its terms subject to reducing all payments due from Amgen to TScan hereunder [***].
11.9
Return of Confidential Information. Subject to the terms and conditions of Section 11.1 and Section 11.7, upon any expiration or termination of this Agreement, each Party will, at the other Party’s option, promptly return or destroy any of such other Party’s Confidential Information (including all Know-How) in its possession or control; provided, however, that each Party may retain: (a) a single archival copy of the Confidential Information of the other Party solely to avail itself of the rights accorded to it, or to perform its obligations, under the surviving provisions of this Agreement (including any and all license or sublicense rights expressly made to survive termination or expiration hereof); and (b) any portion of the Confidential Information of the other Party to the extent such Party is required by Applicable Law to retain such Confidential Information. TScan shall destroy or cause to be destroyed, or at Amgen’s option and expense, return or cause to be returned to Amgen, all Materials of Amgen in the possession of TScan or its Affiliates as of the effective date of expiration or termination.
11.10
Survival. Expiration or termination of this Agreement for any reason will not relieve the Parties of any obligation accruing prior to such expiration or termination, including without limitation Amgen’s obligation to pay royalties and milestones under Article 8 on the

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Exploitation of Products prior to the effective date of such expiration or termination. Except as otherwise expressly provided herein, any termination in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity. In addition to the expiration or termination consequences set forth in Section 11.7, the provisions of Sections 6.2 (solely upon expiration of the Term as set forth in Section 11.1), 9.5 (solely for [***] as set forth in the third sentence thereof), 11.9, this 11.10, 13.4, 13.5.3, 13.5.4, 13.5.6, and Articles 1, 5 (solely with respect to Materials transferred prior to the effective date of such expiration or termination), 8 (solely with respect to payment obligations accrued prior to the date or termination or expiration), 9 (to the extent and for the time period set forth in Section 9.10), 10, 12 (other than Section 12.5), 14 and 15 and any other provision that by its terms is intended to survive termination or expiration of this Agreement, together with any definitions used or schedules referenced therein, will survive termination or expiration of this Agreement.
11.11
Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.
12.
Indemnification and Insurance
12.1
Indemnification By Amgen. Amgen will indemnify TScan, its Affiliates and their respective directors, officers, employees, and agents, and defend and hold harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all liability suits, investigations, claims or demands by Third Parties (“Third Party Claims”) to the extent arising from or occurring as a result of or in connection with: (a) a breach by Amgen of this Agreement, (b) the gross negligence or willful misconduct by Amgen, its Affiliates and their respective directors, officers, employees, agents, Sublicensees or contractors in connection with this Agreement, or (c) the research, development, manufacture, use, sale, offer for sale, distribution, importation or other Exploitation of any Product by or on behalf of Amgen or its Affiliates or Sublicensees, except in each case (a)-(c) to the extent that such Losses arise out of or result from clause (a) or (b) of Section 12.2.

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12.2
Indemnification By TScan. TScan will indemnify Amgen, its Affiliates and their respective directors, officers, employees, and agents and defend and hold harmless, from and against any and all Losses in connection with any and all Third Party Claims to the extent arising from or occurring as a result of or in connection with: (a) a breach by TScan of this Agreement, (b) the gross negligence or willful misconduct by TScan or its Affiliates or their respective directors, officers, employees, agents, sublicensees or contractors in connection with this Agreement, (c) or any claim that the practice of the TScan Background Platform IP, to the extent used in connection with any activities conducted in compliance with and as contemplated under this Agreement (including any Research Work Plan), infringes or misappropriates the Intellectual Property Rights of any Third Party; except in each case (a)-(c), to the extent that such Losses arise out of or result from clause (a), (b), or (c) of Section 12.1.
12.3
Indemnification Procedure.
12.3.1
Notice of Claim. A Person seeking indemnification pursuant to Section 12.1 or 12.2 (each, an “Indemnitee”) will give the Party against whom such claim for indemnification is made (each, an “Indemnifying Party”) written notice (an “Indemnification Claim Notice”) of the assertion or the commencement of the relevant Third Party Claim, provided that any delay in providing such notice shall not excuse any obligation of the Indemnifying Party, except to the extent the Indemnifying Party is actually prejudiced thereby. The Indemnitee will furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Third Party Claim or Losses in connection therewith.
12.3.2
Prosecution of Claims. The obligations of an Indemnifying Party under this Article 12 will be governed by and be contingent upon the following additional terms and conditions:
(a)
Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnitee within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnitee will immediately deliver to the Indemnifying Party copies of all original notices and documents (including court papers) received by such Indemnitee in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal expenses subsequently incurred by such Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim, except as contemplated in clause (b) below.
(b)
Right to Participate in Defense. Any Indemnitee will be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnitee’s own expense unless (i) the employment and responsibility for related expenses thereof have been specifically authorized and accepted by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 12.3.2(a) (in which case the Indemnitee will control the defense). Without limiting the foregoing, the

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Indemnitee will have the right to employ separate counsel at the Indemnifying Party’s expense and to control its own defense of the applicable Third Party Claim if: (i) there are or may be legal defenses available to the Indemnitee that are different from or additional to those available to the Indemnifying Party or (ii) in the reasonable opinion of counsel to the Indemnitee, a conflict or potential conflict exists between the Indemnitee and the Indemnifying Party that would make such separate representation advisable.
(c)
Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in an Indemnitee becoming subject to injunctive or other relief or otherwise adversely affect the business or rights of the Indemnitee in any manner or otherwise involve an admission of wrongdoing on behalf of Indemnitee, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnitee under this Agreement, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, will deem appropriate, and will transfer to the Indemnitee all amounts that such Indemnitee will be liable to pay prior to the entry of judgment. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 12.3.2(a), the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnitee (which consent will be at the Indemnitee’s sole and absolute discretion). The Indemnifying Party will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of the Indemnifying Party, except to the extent that the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 12.3.2(a). No Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party, except to the extent that the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 12.3.2(a). Notwithstanding anything herein to the contrary, the Indemnifying Party shall not settle any such Third Party Claim without the prior written consent of the Indemnitee if such settlement does not include a complete release from liability or if such settlement would involve the Indemnitee undertaking an obligation (including the payment of money by the Indemnitee), would bind or impair the Indemnitee, or includes any admission of wrongdoing by the Indemnitee or that any intellectual property or proprietary right of Indemnitee or this Agreement is invalid, narrowed in scope or unenforceable.
(d)
Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnitee will, and will cause each other Indemnitee’s Affiliates, officers, directors, employees and agents to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include reasonable access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnitee of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitee’s and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement, and the Indemnifying Party will reimburse the Indemnitee for all its reasonable documented out-of-pocket expenses in connection therewith.

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12.4
Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnitee in connection with any claim will be reimbursed on a calendar quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party right to contest the other party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnitee.
12.5
Insurance. During the Term, each Party will self-insure or procure and maintain insurance with minimum limits with respect to its activities hereunder that are consistent with normal business practices of prudent companies in the industry generally for parties similarly situated. Such insurance does not create a limit of either Party’s liability with respect to its indemnification obligations under this Article 12. Each Party shall provide the other with written evidence of such insurance upon request. Each Party shall provide the other with written notice at least [***] prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder. All required policies of each Party must have a minimum “A-“ AM Bests or equivalent rating.
13.
Representation and Warranties, Covenants
13.1
Mutual Warranties. As of the Effective Date, each of Amgen and TScan represents and warrants that:
13.1.1
it is duly organized and validly existing under the Applicable Law of the jurisdiction of its incorporation, and has the requisite power and authority to enter into this Agreement and to carry out the provisions hereof;
13.1.2
it has taken all requisite action on its part to authorize the execution and delivery of this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; and
13.1.3
this Agreement is legally binding upon it and enforceable in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, or (ii) laws governing specific performance, injunctive relief and other equitable remedies. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any Applicable Law.
13.2
Additional TScan Representations, Warranties and Covenants. TScan warrants to Amgen that, as of the Effective Date:
13.2.1
TScan has sufficient legal or beneficial title, ownership or license rights under the TScan Background Platform IP as is necessary to grant the licenses to Amgen that TScan purports to grant with respect to such Intellectual Property Rights pursuant to this Agreement.

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13.2.2
The TScan Prosecuted Patents are not subject to any liens or encumbrances, TScan has not granted to any Third Party any rights or licenses under such Patents or under any TScan Background Platform IP that would conflict with the licenses granted to Amgen hereunder. No patent application or registration within such TScan Prosecuted Patents is the subject of any pending interference, opposition, cancellation or patent protest.
13.2.3
To TScan’s Knowledge, the Exploitation of the TScan Platform as it exists as of the Effective Date by TScan to perform its activities pursuant to this Agreement will not infringe or misappropriate any Intellectual Property Rights of a Third Party.
13.2.4
Except with respect to the BWH License Agreement, TScan has not entered into any agreements with Third Parties to obtain any right, permission, covenant against assertion or other promise from such Third Parties with respect to the TScan Platform, TScan Prosecuted Patents or TScan Background Platform IP.
13.2.5
The BWH License Agreement is in full force and effect, and TScan has no Knowledge of (a) any facts or circumstances that constitute a breach of such BWH License Agreement, or (b) any notice, correspondence or other communication from the applicable counterparty that TScan is in breach of or otherwise not compliant with the terms of the BWH License Agreement.
13.2.6
TScan will not use any materials obtained from Brigham and Women’s Hospital, Inc. in the conduct of the activities under this Agreement and the Research Work Plan in a manner that would breach the terms of the BWH License Agreement.
13.2.7
TScan has not received as of the Effective Date any written notice or any threat in writing, by any Third Party alleging that the TScan Prosecuted Patents are invalid or unenforceable. TScan has not received any written notice from any Third Party asserting or alleging that the use of the TScan Platform as it exists as of the Effective Date by TScan to perform its activities pursuant to this Agreement or the Exploitation of the Products or products made using TScan Prosecuted Patents or the TScan Platform pursuant to this Agreement would infringe any Intellectual Property Rights of such Third Party in the Territory.
13.2.8
There are no pending actions, claims, investigations, suits or proceedings against TScan or its Affiliates, at law or in equity, or before or by any Regulatory Authority, and neither TScan nor any of its Affiliates has received any written notice regarding any pending or threatened actions, claims, investigations, suits or proceedings against TScan or such Affiliate, at law or in equity, or before or by any Regulatory Authority, in either case with respect to transactions contemplated by this Agreement.
13.2.9
To TScan’s Knowledge, no Third Party, including any current or former employee or consultant of TScan, is infringing or misappropriating, or has infringed or misappropriated, the TScan Platform or TScan Background Platform IP.
13.2.10
No Third Party has made any claim or allegation to TScan or its Affiliates in writing that a Third Party has any right or interest (including with respect to ownership or inventorship) in or to the TScan Prosecuted Patents.

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l

13.2.11
All employees and subcontractors of TScan performing Program Research hereunder on behalf of TScan will be obligated to assign all right, title and interest in and to any inventions developed by them, whether or not patentable, to TScan as the sole owner thereof.
13.2.12
TScan will notify Amgen promptly after the following events:
(a)
Receipt of written notice or threat that the use of the TScan Background Platform IP or the TScan Platform infringes or misappropriates any right of any Third Party (including any Intellectual Property Rights of any Third Party).
(b)
Creation of a lien or encumbrance on any TScan Prosecuted Patents that would conflict with the licenses granted to Amgen under the Agreement.
(c)
Initiation or settlement of any action, claim, investigation, suit or proceeding against TScan or its Affiliates, at law or in equity, or before or by any Regulatory Authority (or receipt of any written notice regarding any pending action, claim, investigation, suit or proceeding) that would materially adversely affect TScan’ ability to perform its obligations under the Agreement or the rights granted to Amgen under the Agreement.
13.2.13
TScan shall devote personnel sufficient to perform the activities assigned to TScan in the Research Work Plan, which personnel shall be appropriately qualified research and development personnel possessing at least the level of skill and experience as similarly situated companies in the biotechnology industry. TScan will conduct the activities assigned to TScan under the Research Work Plan in accordance with good scientific standards and practices and in compliance in all material respects with all Applicable Law, including those regarding environmental, safety, and industrial hygiene, quality insurance, and quality control (including data integrity), and all applicable requirements relating to the protection of human subjects.
13.2.14
TScan shall not enter into any agreement or arrangement that would reasonably be expected to materially impair TScan’s ability to comply with its obligations under this Agreement or the Research Work Plan.
13.3
Additional Amgen Representations. Amgen warrants to TScan that, as of the Effective Date:
13.3.1
Amgen has the rights necessary to grant the licenses to TScan to Amgen Know-How that Amgen purports to grant pursuant to this Agreement;
13.3.2
Amgen has not granted to any Third Party any rights or licenses under such Patents or Amgen Know-How that would conflict with the licenses granted to TScan hereunder;
13.3.3
Amgen has the right to transfer to TScan the Material in accordance with Section 5.1 for use in connection with the activities contemplated by the Research Work Plan and this Agreement; and

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13.3.4
Amgen will conduct the activities assigned to Amgen under the Research Work Plan in accordance with good scientific standards and practices and in compliance in all material respects with all Applicable Law, including those regarding environmental, safety, and industrial hygiene, quality insurance, and quality control (including data integrity), and all applicable requirements relating to the protection of human subjects.
13.4
Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 13, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR VALIDITY OF PATENT CLAIMS. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT (A) THE ACTIVITIES TO BE PERFORMED UNDER THIS AGREEMENT OR UNDER ANY RESEARCH WORK PLAN, OR (B) ANY PRODUCT, WILL BE SUCCESSFUL, IN WHOLE OR IN PART.
13.5
Additional Covenants.
13.5.1
Each Party represents, warrants and covenants to the other Party that such Party shall comply with all Applicable Law in connection with its performance under this Agreement.
13.5.2
Each Party covenants to the other Party that it has obtained or will obtain written agreements from each of its employees, consultants and contractors who perform research or development activities pursuant to this Agreement, prior to such performance, binding such persons to obligations of confidentiality and non-use and to assign inventions in a manner consistent with the provisions of this Agreement (but, with respect to confidentiality and non-use of shorter duration, if customary).
13.5.3
Each Party represents, warrants and covenants to the other Party that such Party (and its Affiliates) has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, in connection with this Agreement, the services of any Person debarred or excluded under United States law, including under 21 U.S.C. § 335a and 42 U.S.C. § 1320a-7(a), or any foreign equivalent thereof, including any Person that has been: (i) debarred by the FDA (or subject to a similar sanction of a Regulatory Authority), or that is subject of an FDA debarment investigation or proceeding (or similar proceeding of a Regulatory Authority), or is otherwise ineligible to participate in federal healthcare programs or federal procurement or non-procurement programs, or (ii) has been convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible. If, during the term of the Agreement, such Party becomes aware that any individual or entity employed or retained by it to perform any of its obligations under, or services related to, this Agreement: (i) comes under investigation by the FDA, or a similar Regulatory Authority, (ii) is debarred, excluded, suspended, disqualified or subject to a similar sanction of a Regulatory Authority, or (iii) engages in any conduct or activity that could lead to any of the aforementioned actions or similar sanctions of a Regulatory Authority, such Party shall immediately notify the other Party.

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13.5.4
Anti-Bribery/Anti-Corruption. TScan represents, warrants and covenants, as of the Effective Date to and through the expiration or termination of this Agreement, (a) that TScan, and, to the best of its Knowledge, TScan’s owners, directors, officers, employees, or any agent, representative, subcontractor or other third party acting for or on TScan’s behalf (collectively, “Representatives”), shall not, directly or indirectly, offer, pay, promise to pay, or authorize such offer, promise or payment, of anything of value, to any Person for the purposes of obtaining or retaining business or any improper advantage in connection with this Agreement, or that would otherwise violate any Applicable Law, rules and regulations concerning or relating to public or commercial bribery or corruption (“Anti-Corruption Laws”), (b) that TScan’s books, accounts, records and invoices related to this Agreement or related to any work conducted for or on behalf of Amgen are and will be complete and accurate and (c) that Amgen may terminate this Agreement (1) if TScan or any of TScan’s Representatives fails to comply with the Anti-Corruption Laws or with this provision, or (2) if Amgen has a good faith belief that TScan or one of TScan’s Representatives has violated, intends to violate, or has caused a violation of the Anti-Corruption Laws. If Amgen requires that TScan complete a compliance certification, Amgen may also terminate this agreement if TScan (x) fails to complete a compliance certification, (y) fails to complete it truthfully and accurately, or (z) fails to comply with the terms of that certification.
13.5.5
Covered Individuals and Entities. For purposes of this provision, the capitalized terms used in this Section are defined below, as set forth in (a)–(f). In the event one or more Covered Individuals and Entities contributes to or performs any of TScan’s obligations hereunder, payments made by or on behalf of TScan to each such Covered Individual and Entity or other compensation or consideration received by each such Covered Individual and Entity on account of its contributions to or performance of any of TScan’s obligations hereunder shall (i) comply with all Applicable Law, (ii) represent fair market value, (iii) not be determined in a manner that that takes into account the volume or value of any future business that might be generated between the Parties, and (iv) not be construed to require a Covered Individual or Entity to promote, purchase, prescribe, or otherwise recommend an Amgen product being marketed or under development. If TScan is, or becomes, a Covered Individual and Entity or is, or becomes, owned, operated or controlled by one or more Covered Individual and Entity, TScan shall notify Amgen of such and, after receipt of such notification or upon TScan becoming a Covered Individual and Entity, TScan agrees that Amgen shall have the right, upon notice to TScan and without further agreement or acknowledgement of TScan, to modify the terms of this Agreement as Amgen determines, in its reasonable discretion, is necessary or required to comply with Amgen’s or, as applicable, one or more of its Affiliate’s requirements for interactions with a Covered Individual and Entity (including without limitation conformance of the compensation to fair market value and imposition of additional reporting or documentation obligations). Additionally and without limiting any other rights or remedies of Amgen, if on or after the Effective Date, TScan, is or becomes, a Covered Individual and Entity or is, or becomes, owned, operated or controlled by a Covered Individual and Entity, Amgen shall have the right to terminate this Agreement immediately or, in its sole discretion, suspend TScan’s performance hereunder by notice to TScan, and Amgen shall not be liable to TScan for any costs, expenses, or losses arising out of such termination or suspension. For purposes of this section, “owned, operated or controlled” shall mean that one or more Covered Individual or Entities is in a position to direct or control the performance of TScan’s obligations hereunder, or that one or more Covered Individuals or Entities is in a position to direct or control TScan’s management or operations, including,

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without limitation, when a Covered Individual or Entity owns a majority of the voting power or other equity interests in TScan.
(a)
“Covered Individuals and Entities” (or, in the singular, “Covered Individual and Entity”) means an HCP, HCI, Payor, Purchaser, Healthcare Industry Professional Society and Trade Association, and entities owned or operated by an HCP, HCI, Payor, Purchaser, or Healthcare Industry Professional Societies or Trade Association. Additionally, the capitalized terms used in the above definition are defined as follows:
(b)
“Healthcare Industry Professional Society and Trade Association” means a non-profit or tax exempt healthcare industry organization seeking to further a particular profession, the interests of individuals engaged in that profession, or the public interest (examples of such include without limitation the American Society of Hematology, the North American Society for Dialysis and Transplantation, the American Society of Hypertension, the American Cancer Society and the American Society of Clinical Oncology).
(c)
“Healthcare Institution” or “HCI” means a facility that provides health maintenance, or treats illness and injury, and can include without limitation any hospital, convalescent hospital, dialysis center, health clinic, nursing home, extended care facility, or other institution devoted to the care of sick, infirm, or aged persons, and is in a position to purchase or influence a purchasing decision for any Amgen product.
(d)
“Healthcare Professional” or “HCP” means any person licensed to prescribe a Amgen Product, as well as anyone working for a person licensed to prescribe a Amgen product and/or in a position to influence a purchasing decision, including without limitation physicians and other providers (e.g., nurses, pharmacists), dialysis providers, and other office personnel.
(e)
“Payor” means an organization, including without limitation its directors, officers, employees, contractors and agents, whether private or governmental (e.g., Centers for Medicare and Medicaid Services, Veterans Administration), that provides medical and/or pharmacy plans for covering and reimbursing patients and/or Healthcare Professionals from medical expenses incurred, including without limitation managed care organizations, pharmacy benefit managers, health maintenance organizations, other healthcare coverage providers, and any similar such organization.
(f)
“Purchaser” means an individual or entity, including without limitation wholesalers, pharmacies, and group purchasing organizations, that purchase an Amgen product to sell to members of the healthcare community or that are authorized to act as a purchasing agent for a group of individuals or entities who furnish healthcare services.
13.5.6
Each Party and its Affiliates will comply with the Information Security Requirements Schedule attached to this Agreement as Exhibit 4.
14.
Limitation of Liability
14.1
LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR

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PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT. THE FOREGOING LIMITATIONS WILL NOT APPLY TO (A) DAMAGES ARISING FROM A BREACH OF SECTION 6.4, (B) DAMAGES ARISING FROM A BREACH OF ARTICLE 9 (CONFIDENTIALITY), (C) PAYMENTS ARISING FROM A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 12.1 or 12.2, (C) AN AWARD OF ENHANCED DAMAGES AVAILABLE UNDER THE PATENT LAWS FOR WILLFUL PATENT INFRINGEMENT OR (D) THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY.
15.
Miscellaneous
15.1
Assignment. Neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties under this Agreement without the prior written consent of the other Party (which such consent may be granted, withheld or conditioned at the other Party’s sole and absolute discretion); provided, however, that Amgen may assign this Agreement and all of its rights or obligations under this Agreement without such consent (a) to any Affiliate of Amgen, or (b) to any Third Party in connection with Change of Control of Amgen (whether by merger, consolidation, sale of stock or otherwise), or in connection with a transfer of all or substantially all of its assets to which this Agreement relates; and provided, further, that the relevant Affiliate assignee, Third Party assignee or surviving entity assumes in writing all of Amgen’s obligations under this Agreement. Amgen (except if it is not the surviving entity) will remain jointly and severally liable with the relevant Affiliate or Third Party assignee under this Agreement. Any purported assignment or transfer in violation of this Section 15.1 will be void ab initio and of no force or effect. Except as otherwise permitted under this Agreement, including as permitted under this Section 15.1, TScan shall not assign or otherwise transfer to any Third Party ownership (or equivalent rights) of any Intellectual Property Right licensed to Amgen pursuant to this Agreement, unless the Third Party to which such Intellectual Property Right is assigned or otherwise transferred expressly agrees in writing to assume and be bound by all relevant terms and conditions applicable to TScan and such Intellectual Property Right under this Agreement or unless such transfer would not otherwise have a materially adverse effect on either Party’s ability to exercise its rights or perform its obligations under this Agreement.
15.2
Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, then (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, and (d) the Parties will use good faith efforts to promptly replace such illegal, invalid or unenforceable provision with a valid and enforceable provision having similar terms such that the objectives contemplated by the Parties when entering this Agreement may be realized. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of Applicable Law that would render any provision prohibited or unenforceable in any respect.

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15.3
Governing Law; Dispute Resolution.
15.3.1
This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of Delaware, without regard to its conflicts of laws, except as to any issue which depends upon the validity, scope or enforceability of any Amgen Prosecuted Patent or TScan Prosecuted Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware for any matter arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees not to commence any litigation relating thereto except in such courts. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such matter shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by Applicable Law. Any proceeding brought by either Party under this Agreement shall be exclusively conducted in the English language.
15.3.2
The Parties will try to settle their differences amicably between themselves. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the performance or alleged non-performance of a Party of its obligations under this Agreement (“Dispute”), a Party may notify the other Party in writing of such Dispute. If the Parties are unable to resolve the Dispute within [***] after receipt of the written notice by the other Party, such dispute will be referred to the Designated Executive Officers of each of the Parties (or their respective designees) who will use their good faith efforts to resolve the Dispute within [***] after it was referred to the Designated Executive Officers. If the Designated Executive Officers fail to resolve the Dispute, each Party may pursue its rights and remedies in accordance with Section 15.3.1. Notwithstanding the foregoing, no Dispute relating to Article 9 will be subject to this Section 15.3.2. In addition, nothing in this Section 15.3.2 will limit either Party’s right to seek immediate injunctive or other equitable relief whenever the facts or circumstances would permit a Party to seek such relief in a court of competent jurisdiction.
15.4
Notices. Other than as set forth in Section 9.9, all notices or communication required or permitted to be given by either Party hereunder shall be deemed sufficiently given if delivered in person, mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier to the other Party at its respective address set forth below or to such other address as one Party shall give notice of to the other from time to time hereunder. Mailed notices shall be deemed to be received on the third (3rd) business day following the date of mailing. Notices sent by overnight courier shall be deemed received the day delivered by the courier (provided it maintains a record tracking the date of delivery). Notices delivered in person shall be deemed received as of the date of delivery.

If to TScan, to:

Amgen Contract No. [***]

TScan Therapeutics, Inc.

830 Winter Street

Waltham, Massachusetts 02451

Attn: Chief Legal Officer

with a copy (which will not constitute notice) to:

TScan Therapeutics, Inc.

880 Winter Street

Waltham, Massachusetts 02451

Attn: Chief Business Officer

If to Amgen, to:

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, California 91320

Attn.: Corporate Secretary

with a copy (which will not constitute notice) to:

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, CA 91320

Attention: Alliance Management

Facsimile: [***]

Email: [***]

Except where notice is required to be given under this Agreement, it is understood and agreed that this Section is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

15.5
Entire Agreement; Modifications. This Agreement, together with any exhibits or schedules attached hereto (each of which is hereby incorporated herein by reference), sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all agreements, understanding, promises and representations made prior to the date hereof, whether written or oral, with respect thereto are hereby superseded and of no further force and effect. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein or as may be agreed otherwise in writing by the parties. No amendment or modification of this Agreement will be binding upon the Parties unless made in writing, makes specific reference to this Section, and duly executed by authorized representatives of both Parties.

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15.6
Relationship of the Parties. It is expressly agreed that the Parties’ relationship under this Agreement is strictly one of independent contractors, and that this Agreement does not create or constitute a partnership, joint venture, or agency. Neither Party will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding (or purport to be binding) on the other. All persons employed by a Party will be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment will be for the account and expense of such Party.
15.7
Waiver. A Party’s consent to or waiver, express or implied, of any other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party. A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.
15.8
No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties, except as expressly set forth in Article 12, with respect to which the Indemnitees to which Article 12 applies shall be Third Party beneficiaries for Article 12 only in accordance with the terms and conditions thereof.
15.9
Further Assurance. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
15.10
Force Majeure. Except with respect to any payment obligations under this Agreement, neither Party will be deemed to be in breach of this Agreement as a result of default, delay or failure to perform by such Party that results from any cause beyond the reasonable control of such Party that could not reasonably be foreseen by such Party, including without limitation, fire, earthquake, acts of God, acts of war, terrorism, strikes, lockouts, or other labor disputes, riots, civil disturbances, actions or inactions of governmental authorities (except actions in response to a breach of Applicable Law by such Party), or epidemics (excluding the COVID-19 pandemic, unless it changes in material, unforeseeable ways). In the event of any such force majeure, the Party affected will promptly notify the other Party, will use Commercially Reasonable Efforts to overcome such force majeure, and will keep the other Party informed with respect thereto.
15.11
Headings; Interpretation. The headings in this Agreement are inserted solely for convenience and ease of reference and do not constitute any part of this Agreement or have any

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effect on its interpretation or construction. All references in this Agreement to the singular include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article include all Sections, subsections and paragraphs in such Article, and references to any Section include all subsections and paragraphs in such Section. Any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein). References to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof. The word “including” and similar words means including without limitation. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. The word “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or”. The phrase “conceived or created” will be construed to exclude “reduced to practice.” The word “comprising” will be interpreted in accordance the definition of such term in the United States Manual of Patent Examining Procedure. All references to days in this Agreement mean calendar days, unless otherwise specified. All references to a “business day” or “business days” in this Agreement means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in the United States. Ambiguities and uncertainties in this Agreement, if any, are not to be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.
15.12
Information Security Requirements. The Information Security Requirements Schedule attached to this Agreement as Exhibit shall be incorporated into this Agreement by reference.
15.13
Performance by Affiliates. Each Party may use one (1) or more of its Affiliates to perform its obligations and duties hereunder and such Affiliates are expressly granted certain rights herein; provided that each such Affiliate shall be bound by the corresponding obligations of such Party and such Party shall remain liable hereunder for the prompt payment and performance of all of their respective obligations hereunder.
15.14
Counterparts, Electronic Execution. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Furthermore, the words “execution,” “signed,” “signature,” and words of similar import in the Agreement shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under Applicable Law.

[Remainder of this page is left blank intentionally. Signature page follows.]

Amgen Contract No. [***]

Amgen Proprietary - Confidential

.

In Witness Whereof, the Parties have executed this Agreement by their respective authorized representatives as of the date first written above.

TScan Therapeutics, Inc.

By: /s/ Gavin MacBeath

Name: Gavin MacBeath

Title: Acting Chief Executive Officer, Chief Scientific Officer and Chief Operating Officer

Amgen Inc.

By: /s/ Robert A. Bradway

Name: Robert A. Bradway

Title: Chairman of the Board, President

and Chief Executive Officer

Amgen Proprietary – Confidential

Amgen Contract No. [***]

Amgen Proprietary - Confidential

.

EXHIBIT 1

TScan Platform

[***]

Amgen Proprietary – Confidential

Amgen Contract No. [***]

Amgen Proprietary - Confidential

.

EXHIBIT 2

Initial Research Work Plan

[***]

Scope of Collaboration

[***]

Objective:

[***]

Detailed Workplan:

[***]

TScan Deliverables:

[***]

Amgen Proprietary – Confidential

Amgen Contract No. [***]

Amgen Proprietary - Confidential

.

EXHIBIT 3

TScan License Agreements

[***]

Amgen Proprietary – Confidential

Amgen Contract No. [***]

Amgen Proprietary - Confidential

Exhibit 4

INFORMATION SECURITY REQUIREMENTS SCHEDULE

[***]

TSCAN THERAPEUTICS, INC.	AMGEN INC.

/s/ Gavin MacBeath Signature	/s/ Robert A. Bradway Signature
Print Name: Gavin MacBeath	Print Name: Robert A. Bradway
Title: Acting Chief Executive Officer, Chief Scientific Officer and Chief Operating Officer	Title: Chairman of the Board, President and Chief Executive Officer
Date: May 5, 2023	Date: May 5, 2023

Amgen Proprietary – Confidential

Amgen Contract No. [***]